CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED WITH [***] HAS BEEN EXCLUDED IN ACCORDANCE WITH REGULATION S-K ITEMS 601(A)(6) AND 601(B)(2) BECAUSE IT IS EITHER PERSONAL INFORMATION OR BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Dated October 21, 2026

Between

THE PERSONS LISTED ON PAGE 1

as Sellers

and

CLIMB GLOBAL SOLUTIONS

as Purchaser

___________________________________________

SALE AND PURCHASE AGREEMENT

relating to

NeoVAD SAS

___________________________________________

Table of Contents

Clause         Page

1.         SALE AND PURCHASE OF THE ACQUIRED SHARES         3

2.         INITIAL PURCHASE PRICE AND PAYMENT OF THE ACQUIRED SHARES         4

3.         POST-CLOSING ADJUSTMENT         5

4.         CONDITIONS PRECEDENT         8

5.         ACTIONS UPON SIGNING AND PRE-CLOSING COVENANTS         9

6.         CLOSING - POST CLOSING COVENANTS         11

7.         SELLERS’ REPRESENTATIONS AND WARRANTIES         15

8.         PURCHASER’S REPRESENTATIONS AND WARRANTIES         27

9.         INDEMNIFICATION         28

10.         W&I INSURANCE POLICY         36

11.         TAXES, COSTS AND EXPENSES         37

12.         SELLERS’ AGENT         37

13.         TERMINATION         38

14.         GENERAL PROVISIONS         39

15.         GOVERNING LAW AND JURISDICTION         42

This sale and purchase agreement is made on October 21, 2026

BETWEEN:

(1)	Monsieur Jérôme BOULON, born on [***], a French national, whose home address is [***];

(2)	Madame Delphine DUCASTEL BOULON, born on [***], a French national, whose home address is [***];

(3)	Monsieur Samer FRANGIÉ, born on [***], a French national whose home address is [***];

(4)	Monsieur Damien LAHBIB, born on [***], a French national whose home address is [***];

(5)	Madame Valentine BOULON, born on [***], a French national, bound by a civil partnership (pacte civil de solidarité) with Monsieur Théo ISSARNI, whose home address is [***];

(6)	Madame Félicie BOULON, born on [***], a French national, single, whose home address is [***];

(7)	Madame Camille DUCASTEL, born on [***], a French national, single, whose home address is [***];

(8)

[***], born on [***], a French national, a minor (mineure), whose home address is [***], represented for the purposes hereof by her sister, Madame Valentine BOULON, acting as a duly authorized representative;

(9)	Madame Lise LEROY, born on [***], a French national, married to Monsieur Samer FRANGIÉ under the separation of property regime (régime de la séparation de biens), whose home address is [***];

(10)

SI BEMOL, a simplified joint stock company (société par actions simplifiée) organized under the laws of France, with a share capital of EUR 1,501,038, having its registered office located at 112 rue Saint-Charles, 75015 Paris (France), registered with the trade and companies register of Paris under number 108 919 937, represented by Monsieur Jérôme BOULON, its President (Président), duly empowered for the purposes hereof;

(11)

BouElHen, a simplified joint stock company (société par actions simplifiée) organized under the laws of France, with a share capital of EUR 508,536, having its registered office located at 22 rue Violet, 75015 Paris (France), registered with the trade and companies register of Paris under number 108 634 908, represented by Monsieur Samer FRANGIÉ, its President (Président), duly empowered for the purposes hereof;

Parties (1) to (11), acting severally and not jointly (conjointement et sans solidarité entre eux), each in proportion to its Portion and subject to the provisions of paragraphs (i) to (iii) below, are hereinafter referred to collectively as the “Sellers” and individually as a “Seller”;

(i)         Monsieur Jérôme BOULON hereby guarantees (se porte garant de) the due and full performance by each of the Sellers listed under (2), (4), (5), (6), (7), (8) and (10) above (together, the “Boulon Sellers”) of all of their respective obligations under this Agreement and shall accordingly be jointly and severally liable (tenu solidairement) with each Boulon Seller towards the Purchaser for the performance of such obligations, it being specified that the aggregate liability of Monsieur Jérôme BOULON under this Agreement, whether in his own name or in respect of the obligations of the Boulon Sellers, shall in no event exceed the aggregate amount of the Portions actually received by Monsieur Jérôme BOULON and the Boulon Sellers;

(ii)         Monsieur Samer FRANGIÉ hereby guarantees (se porte garant de) the due and full performance by each of the Sellers listed under (9) and (11) above (together, the “Frangié Sellers”) of all of their respective obligations under this Agreement and shall accordingly be jointly and severally liable (tenu solidairement) with each Frangié Seller towards the Purchaser for the performance of such obligations, it being specified that the aggregate liability of Monsieur Samer FRANGIÉ under this Agreement, whether in his own name or in respect of the obligations of the Frangié Sellers, shall in no event exceed the aggregate amount of the Portions actually received by Monsieur Samer FRANGIÉ and the Frangié Sellers;

(iii)         save as expressly provided in paragraphs (i) and (ii) above, no Seller shall be liable for the obligations of any other Seller, and no joint and several liability (solidarité) shall exist between Monsieur Jérôme BOULON and the Boulon Sellers, on the one hand, and Monsieur Samer FRANGIÉ and the Frangié Sellers, on the other hand;

AND

(12)

CLIMB GLOBAL SOLUTIONS, INC., a corporation organized under the laws of Delaware, having its registered office located at 4 Industrial Way West, Suite 300, Eatontown, New Jersey 07724 (United States), represented by Mr. Dale Foster, Chief Executive Officer, duly empowered for the purposes hereof.

hereinafter referred to as the “Purchaser”;

the Purchaser and the Sellers, each acting individually and not jointly (individuellement et sans solidarité), subject to the provisions of paragraphs (i) to (iii) above, are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

A.	Unless provided otherwise in this Agreement, terms starting with a capital letter shall have the meaning ascribed to them in Exhibit A.

B.

On the date hereof, the Sellers together hold, and will hold on the Closing Date, 100% of the issued shares and attached voting rights of NeoVAD, a simplified joint stock company (société par actions simplifiée) organized under the laws of France, with a share capital of EUR 315,000 (minimum variable capital of EUR 100,000), having its registered office located at 110 boulevard Jean Jaurès, 92100 Boulogne-Billancourt, registered with the trade and companies register under number 812 433 704 R.C.S. Nanterre (the “Company”).

C.	On the date hereof, the Company has issued the following securities:

(i)

Three hundred and fifteen thousand (315,000) ordinary shares of a one (1) euro par value each (“Ordinary Shares”), held by the Sellers as described in Exhibit C, i.e. Mr. Jérôme BOULON (200,265 shares), Mrs. Delphine DUCASTEL BOULON (12,637 shares), Mr. Samer FRANGIÉ (21,252 shares), Mr. Damien LAHBIB (12,000 shares), Mrs. Valentine BOULON (7,876 shares), Mrs. Félicie BOULON (7,876 shares), Mrs. Camille DUCASTEL (1,969 shares), Mrs. [***] (9,845 shares), Mrs. Lise LEROY (1,748 shares), SI BEMOL (29,532 shares) and BouElHen (10,000 shares) (together, the “Securities”).

D.

As a result, all the share subscription warrants for business founders (bons de souscription de parts de créateur d'entreprise – "BSPCE") previously issued by the Company have been exercised prior to the date hereof, and the ordinary shares issued upon such exercise are included in the Ordinary Shares referred to in paragraph C above. As at the date hereof, there are no outstanding BSPCE, nor any other securities, options or rights giving access, immediately or in the future, to the share capital or voting rights of the Company. Accordingly, on the Closing Date, the Purchaser shall acquire all of the Ordinary Shares, i.e. three hundred and fifteen thousand (315,000) ordinary shares representing one hundred percent (100%) of the share capital and voting rights of the Company (the "Acquired Shares"). The Sellers’ Agent shall notify the exact number of Acquired Shares to the Purchaser at least five (5) Business Days prior to the Closing Date (the “Acquired Shares Notification”).

E.	The Company currently operates the Business.

F.

On July 29, 2026, the Purchaser sent to the Sellers a non-binding letter of intent whereby it expressed its interest in purchasing, directly or indirectly, 100% of the issued share capital and voting rights of the Company (the “Preliminary Offer”).

G.

As from the receipt of the Preliminary Offer until the date hereof, the Parties have conducted negotiations on the terms and conditions of the transaction contemplated herein and the Purchaser and its advisers have carried out an independent accounting, legal, tax, employment and social security and business due diligence review on the Company (the “DD Investigation”), consisting in particular in:

(i)	reviewing and analyzing the contents of the Data Room;

(ii)

asking questions, analyzing certain answers (including related documents) and discussing with the key managers of the Company, the Sellers and their respective advisers, during management presentation sessions, meetings and site visits;

(iii)

more generally, having asked those questions and carried out those investigations, analyses and reviews they deemed necessary or appropriate in relation to the activities, accounts, financial, environmental, regulatory, labor, tax, insurance, legal affairs or other features of the Business.

H.	Following completion of the DD Investigation, the Purchaser confirmed its interest in completing the Transaction, subject to the terms and conditions set forth in this Agreement.

I.

In accordance with articles L.23-10-1 et seq. of the French Commercial Code, the Company's employees were informed of the contemplated transfer prior to the execution hereof and of their right to submit an offer, and each of them has already confirmed their decision not to submit an offer.

J.	In this context, the Sellers wish to sell the Acquired Shares to the Purchaser which, in turn, wishes to acquire them under the terms and conditions of this Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	SALE AND PURCHASE OF THE ACQUIRED SHARES

1.1

Upon the terms and subject to the conditions set forth in this Agreement, each of the Sellers (each as to the Acquired Shares such Seller will own on the Closing Date) hereby undertakes to sell and to transfer to the Purchaser, on the Closing Date, in consideration for the payment of the Initial Purchase Price as set forth in Section 2 (as adjusted after the Closing Date pursuant to Section 3) and the Purchaser hereby undertakes to purchase from each Seller (each as to the Acquired Shares such Seller will own on the Closing Date), on the Closing Date, the ownership of not less than one hundred percent (100%) of the Acquired Shares, free and clear from any Liens, with all rights attached to them (the “Transaction”).

1.2

The Parties agree that the full and unconditional transfer of ownership of the Acquired Shares to the Purchaser shall occur on the Closing Date subject to completion of the Closing as set forth in Section 6 and subject to the payment of the Initial Purchase Price by the Purchaser as set forth in Section 2 (as adjusted after the Closing Date pursuant to Section 3). The Purchaser shall not be obligated to complete the acquisition of any of the Acquired Shares unless the transfer of all of the Acquired Shares is completed simultaneously.

2.	INITIAL PURCHASE PRICE AND PAYMENT OF THE ACQUIRED SHARES

2.1	Initial Purchase Price

2.1.1

As consideration for the transfer of the Acquired Shares, on the Closing Date, the Purchaser shall pay the Sellers, on an Indebtedness (i.e. debt-free) basis with a normalized level of working capital, as exclusively reflected through the Estimated Closing Adjustment and the Closing Adjustment in accordance with the Preliminary Offer, an aggregate total amount equal to:

(i)	sixteen million (16,000,000) euros;

(ii)

plus the Estimated Closing Adjustment (if positive) or minus the value of the Estimated Closing Adjustment (if negative), it being further specified that in respect of the Estimated Closing Adjustment, (a) if the Net Cash Position (i.e. the arithmetic total of the Cash, minus the Indebtedness, plus or minus the Net Working Capital) is less than two million five hundred and sixty-five thousand (2,565,000) euros, then the amount below this sum shall be deducted on a euro-for-euro basis from the Initial Purchase Price (as defined below), and (b) if the Net Cash Position is greater than two million eight hundred and thirty-five thousand (2,835,000) euros, then the amount exceeding this sum shall be added on a euro-for-euro basis to the Initial Purchase Price; (c) if the Net Cash Position is equal to or greater than two million five hundred and sixty-five thousand (2,565,000) euros and equal to or lower than two million eight hundred and thirty-five thousand (2,835,000) euros, no adjustment shall be made to the Initial Purchase Price ;

(the “Initial Purchase Price”), subject to the adjustments set forth in Section 3 (the Initial Purchase Price, and as so adjusted, the “Purchase Price”).

It is hereby specified that the Sellers’ Agent will provide the Purchaser, no later than ten (10) Business Days prior to the Closing Date, with a written statement setting out in reasonable details and with supporting documentation:

a chart setting out the allocation of the Initial Purchase Price between the Sellers.

2.1.2	The Parties agree that the Initial Purchase Price shall be subject to the adjustments, set forth below in Section 3.

2.1.3

Notwithstanding the foregoing, the Sellers shall procure that the Company repays in full, by no later than the Closing Date, (i) its outstanding bank loans and (ii) the outstanding shareholders’ current accounts (comptes courants d’associés), including any accrued interest, early repayment charges or penalties thereon (together, the “Financial Debt”). The Sellers shall guarantee that neither the Company as from the Closing Date, nor the Purchaser at any time, shall have any liability in respect of any Indebtedness. The Parties acknowledge that the early repayment of the Financial Debt gives rise to early repayment costs, indemnities and penalties in an aggregate amount of eighteen thousand euros (€18,000) (the “Early Repayment Costs”), which shall be paid by the Company on or prior to the Closing Date.

2.1.4

The premium, insurance premium tax, underwriting fees, brokerage fees and any other costs relating to the subscription of the W&I Insurance Policy (together, the “W&I Costs”) shall be borne in equal shares, i.e. fifty percent (50%) each, by the Purchaser, on the one hand, and the Sellers, on the other hand. The W&I Costs shall be paid in full by the Purchaser to the insurer and/or the broker. For the avoidance of doubt, the Sellers’ W&I Share shall not be included in the Indebtedness or in the Transaction Expenses, and no other amount shall be due by the Sellers in respect of the W&I Costs, whether to the Purchaser, the Company, the insurer or the broker.

2.2	Estimated Closing Adjustment Statement

2.2.1

No later than three (3) Business Days prior to the Closing Date, the Sellers’ Agent shall deliver to the Purchaser, for its review and comments, a statement (the “Estimated Closing Adjustment Statement”) setting forth a bona fide estimate of the Closing Adjustment, including its estimates of (i) the Net Working Capital, (ii) the Net Cash Position, (iii) the Cash and (iv) the Indebtedness.

2.2.2

The estimate of the amount of the Closing Adjustment, as set forth on the Estimated Closing Adjustment Statement, is referred to herein as the “Estimated Closing Adjustment”. The Estimated Closing Adjustment Statement, and the component items thereof, will be prepared in accordance with the Accounting Principles.

2.3	Payment of the Initial Purchase Price – Sellers’ Note

2.3.1	On Closing, the Purchaser will pay the Initial Purchase Price to the Sellers in the proportions and according to the method as follows:

(i)

100% of the Initial Purchase Price to the Sellers, by wire transfer of immediately available funds to the Purchaser's Pivot Account, which in turn shall be wired to a second pivot account in the name of the Sellers' lawyers Cardian Avocats (the "Sellers' Lawyers' Pivot Account"), it being agreed that once the Initial Purchase Price has been wired to the Sellers' Lawyers' Pivot Account, the Purchaser shall have no further obligations nor responsibility toward the Sellers in respect of its obligation to pay the Initial Purchase Price.

The Sellers therefore expressly acknowledge that the allocation between them of the portion of the Initial Purchase Price shall be under the sole control and liability of the Sellers' Lawyers' Pivot Account and Cardian Avocats, each Seller being entitled to receive his/her/its own Portion. Each Sellers’ Portion shall be notified to the Purchaser for informational purposes at least five (5) Business Days before the Closing Date (the “Sellers’ Portion Notification”).

3.	POST-CLOSING ADJUSTMENT

3.1	Preparation of Closing Accounts and the Preliminary Statement

3.1.1

As promptly as practicable and in any event within sixty (60) Business Days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers' Agent (i) a draft of the Closing Accounts, drawn up to reflect the Company' situation as at the Closing Date, the Closing Date being treated as the closing date of an accounting period of the Company for this purpose, so that only the assets, liabilities, income and expenses existing or accrued as at the Closing Date (at 23:59 CET) are taken into account, to the exclusion of any event, transaction or circumstance occurring after the Closing Date, as well as (ii) a preliminary statement (the "Preliminary Statement") setting forth in all necessary detail the Purchaser's good faith calculation of the Closing Adjustment as at the Closing Date (including the detailed calculation of the Net Working Capital, the Cash and the Indebtedness), and including all relevant corresponding supporting documents. The draft Closing Accounts, the Preliminary Statement and each component item thereof shall be prepared in accordance with the Accounting Principles and the principles set forth herein, notably in Exhibit A. The Preliminary Statement, as finally modified pursuant to Section 3.2 is referred to herein as the "Closing Statement". All disputes with respect to the draft Closing Accounts and/or the Preliminary Statement and/or the Closing Statement will be resolved in accordance with 3.3 and 3.4.

3.1.2	The date on which Sellers’ Agent receives the draft Closing Accounts and the Preliminary Statement shall be referred to herein as the “Receipt Date”.

3.2	Review of the Preliminary Statement

3.2.1

The Sellers’ Agent shall have thirty (30) Business Days as from the Receipt Date to review the draft Closing Accounts and the Preliminary Statement. During the abovementioned thirty (30) Business Day period, the Purchaser shall give the Sellers’ Agent and its advisers reasonable access, during normal business hours, to the Books and Records of the Company and to the relevant personnel of the Company (including its accounting staff and, as the case may be, its statutory auditor) and the work papers prepared by the Purchaser’s advisers in order to draw up the draft Closing Accounts and the Preliminary Statement. Should the Purchaser fail to give such access in a timely manner, the thirty (30) Business Day period referred to above shall be extended by a number of Business Days equal to the duration of such delay.

3.2.2

Unless the Sellers’ Agent has delivered to the Purchaser a written letter of its disagreement with the Closing Accounts and/ or the Preliminary Statement (the “Disagreement Notice”) prior to the thirty-first (31st) Business Day following the Receipt Date, the draft Closing Accounts will become final and the Preliminary Statement will become the Closing Statement on the thirty-first (31st) Business Day following the Receipt Date. In case a Disagreement Notice is issued, such Disagreement Notice shall state (i) the reasons for the disagreement in reasonable detail and (ii) the proposed amendments or adjustments to the draft Closing Accounts and/or the Preliminary Statement, with all supporting data and information. For the avoidance of doubt, the Sellers’ Agent’s failure to deliver a Disagreement Notice in accordance with this Section 3.2.2 shall be deemed to be an irrevocable acceptance of the draft Closing Accounts, which shall then become final, and of the Preliminary Statement, which shall then become the Closing Statement.

3.2.3	If a Disagreement Notice is delivered in accordance with Section 3.2.2, then:

(i)

any amount set forth in (a) the draft Closing Accounts and (b) the Preliminary Statement as to which the Sellers’ Agent has not objected in the Disagreement Notice will be deemed to be accepted and will become part of (a) the final Closing Accounts and (b) the Closing Statement, as relevant; and

(ii)

the draft Closing Accounts and the Preliminary Statement, as modified to reflect the adjustments proposed in the Disagreement Notice (a) accepted by the Purchaser in writing, (b) agreed to in writing pursuant to Section 3.3, or (c) determined by the Independent Expert pursuant to Section 3.4 will become the final Closing Accounts and the Closing Statement on the earlier of (A) the date that the Sellers’ Agent and the Purchaser resolve in writing all remaining disputed matters specified in the Disagreement Notice or (B) the date that the Independent Expert delivers to the Sellers’ Agent and the Purchaser a copy of the Closing Accounts and the Closing Statement and its calculation of the Closing Adjustment pursuant to Section 3.4.2.

3.3	Meeting to resolve disagreements regarding the Closing Accounts and/or the Preliminary Statement

As soon as reasonably practicable, but in no event later than thirty (30) Business Days after the Sellers’ Agent’s delivery of the Disagreement Notice, the Purchaser and the Sellers’ Agent shall endeavor to resolve the adjustments proposed in the Disagreement Notice that have not been accepted in writing at such time by the Purchaser. If the Purchaser and the Sellers’ Agent reach an agreement in writing on such proposed adjustments, the draft Closing Accounts will become the final Closing Accounts and the Preliminary Statement will become the Closing Statement once modified to reflect the adjustments accepted pursuant to Section 3.2.3(i) and those otherwise agreed to in writing by the Parties pursuant to Section 3.2.3(ii).

3.4	Resolution by an Independent Expert

3.4.1

If the Sellers’ Agent and the Purchaser do not reach an agreement in writing pursuant to Section 3.3, and at the latest within thirty (30) Business Days after the Sellers’ Agent’s delivery of the Disagreement Notice, then at any time on the thirty-first (31st) Business Day after the Sellers’ Agent’s delivery of the Disagreement Notice or later, the Sellers’ Agent and the Purchaser shall refer only the remaining matters in dispute for determination to the Independent Expert by means of a binding advice. Each Party hereby waives, to the extent lawfully possible and except in case of fraud or manifest error, its right to dispute such advice (in front of a court or otherwise).

3.4.2

Once the Independent Expert has accepted its functions and acknowledged the rules applicable thereto, and except to the extent that the Sellers’ Agent and the Purchaser agree otherwise, the Sellers’ Agent and the Purchaser shall cause the Independent Expert to state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Accounts and the Preliminary Statement and only in respect of the remaining matters in dispute in order to comply with the Accounting Principles and the definitions and methods set forth in this Agreement, and to finally determine the final Closing Accounts and the Closing Statement (and therefore the amount of the Purchase Price). To determine the final Closing Accounts and the Closing Statement, the Independent Expert shall comply with the Accounting Principles and the terms of this Agreement.

3.4.3	The Sellers’ Agent and the Purchaser shall cause the Independent Expert to follow a procedure which will:

(i)

give the Sellers’ Agent and the Purchaser a reasonable opportunity to make written and oral statements to the Independent Expert and require that the Independent Expert promptly provides each of the Sellers’ Agent and the Purchaser with a copy of any written statements made to the attention of the Independent Expert by the other Party; and

(ii)	allow the Sellers’ Agent and the Purchaser to be present while oral submissions are being made by the other to the Independent Expert.

3.4.4

In view of the determination of the disputed matters pursuant to Section 3.4.3 above, the Independent Expert shall prepare and deliver to each of the Sellers’ Agent and the Purchaser a preliminary report no later than thirty (30) Business Days from its appointment. The Sellers’ Agent and the Purchaser shall have the opportunity to comment in writing on the Independent Expert’s preliminary report within fifteen (15) Business Days from the date of delivery of such preliminary report (and such comments shall be communicated forthwith by the Independent Expert to the other Party).

3.4.5

The Sellers’ Agent and the Purchaser shall cause the Independent Expert to prepare and deliver to each of the Sellers’ Agent and the Purchaser, no later than forty (40) Business Days from its appointment, its report on any adjustment. The Independent Expert’s report must (i) be made in writing and in English, and (ii) unless otherwise agreed by the Sellers’ Agent and the Purchaser, include the final Closing Accounts and the final Closing Statement as determined by the Independent Expert, which shall identify whether the Purchaser’s proposed amount for each individual item in the Preliminary Statement or the Sellers’ Agent’s proposed adjustment thereto in the Notice of Disagreement is calculated more nearly in accordance with the terms of this Agreement (including the Accounting Principles), state the amounts of the Cash, the Indebtedness, the Net Working Capital, the Net Cash Position and the Purchase Price, and specify in reasonable details what adjustments were made to the disputed items.

3.4.6

In resolving any disputed item, the Independent Expert may not assign a value to any item greater than the greatest value claimed for such item by the Purchaser or the Sellers’ Agent or less than the smallest value claimed for such item by either of them.

3.4.7

The Independent Expert shall act as an expert and not as an arbitrator, and its determination of the Cash, the Indebtedness, the Net Working Capital and the Net Cash Position will be final and binding on the Parties save in the event of fraud or manifest error.

3.4.8

The Sellers’ Agent and the Purchaser shall fully cooperate with the Independent Expert and comply with its reasonable requests made in connection with the carrying out of its duties under this Agreement. For the purposes of determining the final Closing Accounts and the Closing Statement, (i) the Purchaser shall give, and shall procure that the Company, gives the Independent Expert all data and information which the Independent Expert may reasonably require in relation to the execution of its mission, and (ii) the Sellers’ Agent and the Purchaser shall cause the Independent Expert to apply the methodology and definitions set forth in the Accounting Principles.

3.4.9

The Independent Expert’s fees and costs shall be borne by the Party which was incorrect in its determination or analysis of the Closing Adjustment, it being specified that in the event that the Sellers shall bear the Independent Expert’s fees and costs, each Seller shall bear such fees and costs prorata his/her/its own Portion.

3.5	Adjustment

3.5.1

If the Closing Adjustment is less than the Estimated Closing Adjustment, i.e. if the Purchase Price is less than the Initial Purchase Price, the Sellers’ Agent shall pay to the Purchaser, on behalf of the Sellers, an amount equal to the difference between the Initial Purchase Price and the Purchase Price, which shall be considered a reduction of the Initial Purchase Price, each Seller having to pay a portion of such amount corresponding to its/his/her own Portion; or

3.5.2

If the Closing Adjustment is higher than the Estimated Closing Adjustment, i.e. if the Purchase Price is higher than the Initial Purchase Price, the Purchaser shall pay to the Sellers’ Agent, for the account of the Sellers, an additional amount equal to the difference between the Purchase Price and the Initial Purchase Price, which shall be considered an increase of the Initial Purchase Price. Such payment shall be made to the account of the Sellers’ Agent for the account of the Sellers.

3.5.3

The payment referred to in this Section 3.5 shall be made within twenty (20) Business Days after the date on which the Closing Adjustment and, hence, the Purchase Price are finally determined in accordance with the processes described in Sections 3.3 and 3.4.

4.	CONDITIONS PRECEDENT

4.1	Conditions Precedent

4.1.1

The obligation of the Parties to consummate the Transaction contemplated herein is subject to the satisfaction, or waiver in writing by the Purchaser (Section 4.1.1(i)) and the Purchaser and the Sellers’ Agent (Section 4.1.1(ii)), of the following conditions precedent (the “Conditions Precedent”), at the latest on the Closing Date:

(i)	There shall not have been any Material Adverse Change;

(ii)	the W&I Insurance Policy shall have been subscribed by the Purchaser and shall be in force on the signing of this Agreement, in accordance with Section 10.

4.1.2

Subject to the provisions of Section 4.3, satisfaction of all or part of the Conditions Precedent may be waived expressly (to the extent permitted by applicable Laws) in a writing instrument executed by either or both the Sellers’ Agent and the Purchaser as indicated in Section 4.1.1 above, provided that such waiver shall also be deemed a waiver of any claim by each Party or both Parties for any remedy as a result of the failure to satisfy the Condition(s) Precedent so waived.

4.1.3	In accordance with Article 1304-6 of the French Code civil, the satisfaction of the Conditions Precedent shall have no retroactive effect.

4.2	Responsibility for the satisfaction of the Conditions Precedent

4.2.1	General Principles

(i)	The Parties undertake to make their best efforts to have the Conditions Precedent satisfied (or waived, as the case may be) at the latest on the Closing Date.

(ii)

The Parties acknowledge the importance for each of the Conditions Precedent to be satisfied as soon as possible and confirm that they are not aware of any reason that may prevent the Closing from taking place on the Closing Date at the latest.

(iii)	Each Party shall, at its own cost, take all actions necessary to satisfy those of the Conditions Precedent they bear responsibility for.

4.3	Non-Satisfaction of any of the Conditions Precedent

4.3.1

Each Party shall promptly give notice of and provide the other Party (for the Sellers, the Sellers’ Agent) with any document concerning the satisfaction of any of the Conditions Precedent, and in any event within one (1) Business Day of becoming aware of the same.

4.3.2

The Conditions Precedent may be satisfied or waived at the latest on the Closing Date. In any event, the Closing shall occur no later than October 30, 2026 at 23:59 CET (the “Long Stop Date”). If the Closing has not occurred by the Long Stop Date as a result of any Condition Precedent not having been satisfied, deemed to be satisfied, or waived, this Agreement shall automatically lapse and cease to have any effect, without any possibility of extension of the Long Stop Date and without any liability of any Party towards the other Parties, save in case of breach by a Party of its obligations under Section 4.2.

5.	ACTIONS UPON SIGNING AND PRE-CLOSING COVENANTS

5.1	Interim Period

5.1.1

From the date hereof until the Closing Date (the “Interim Period”), the Sellers, acting severally and not jointly (conjointement et sans solidarité entre eux), subject to paragraphs (i) to (iii) of the Parties section on page 1 of this Agreement, and each within the limit of its powers as shareholder or director of the Company, shall instruct the Company not to take or commit to take any of the following actions:

(i)	issue or agree to issue any share capital or other securities or options giving access to its share capital;

(ii)

amend its by-laws or other organizational documents, it being specified that the foregoing shall not restrict (a) any contribution in kind (apport) or gift (donation) of Ordinary Shares by Mr. Jérôme Boulon or Mr. Samer Frangié to any company Controlled by him, (b) any gift (donation) of Ordinary Shares by Mr. Jérôme Boulon or Mr. Samer Frangié to any member of his family (i.e. his spouse or civil partner (partenaire de PACS), ascendants or descendants), nor (c) any decision of the Company required to give effect thereto, including any approval (agrément) or waiver of the right of first refusal under the by-laws (each a "Permitted Transfer"). Mr. Jérôme Boulon and Mr. Samer Frangié shall fully and irrevocably indemnify the Company and the Purchaser against all consequences (tax, corporate) which may arise out of any Permitted Transfer and the Reorganization;

(iii)	acquire or dispose of any shareholdings, or acquire, dispose of or lease (as lessor or lessee) any branch of business which is currently operated by the Company;

(iv)

approve a merger, winding-up, split up, contribution or sale of business as a whole or of any divisions, it being specified that the foregoing shall not apply to any Permitted Transfer (as defined in paragraph (ii) above) nor to any decision of the Company required to give effect thereto;

(v)	change its accounting procedures, practices or principles, except as required by applicable Law;

(vi)	become a participant in or member of a joint-venture, strategic alliance, consortium, partnership or other unincorporated association;

(vii)	pay any dividend or interim dividend or make any distribution of dividends to the Sellers;

(viii)

acquire or dispose of any of its assets that are material to the business of the Company or grant any Lien over any of these assets where such operation is not provided for in the Business Plan or exceeds the amount provided for in the Business Plan by more than EUR 50,000;

(ix)

any decision relating to the hiring or dismissal of any of the Company's manager or employee with a total annual compensation which exceeds EUR 50,000 (except dismissal for gross negligence or serious misconduct requiring immediate suspension), or the increase of their annual remuneration (fix and bonus), it being specified that the foregoing shall not apply to the Pending Recruitment (as defined in Section 7.3.17(iii)(e)), i.e. the recruitment of a sales administration manager (responsable administration des ventes – ADV) under an indefinite-term employment contract with a gross annual fixed remuneration of [***] plus a variable remuneration, which the Purchaser acknowledges having been informed of and which the Company shall be free to complete, before or after the Closing Date, without the prior consent of the Purchaser and without such recruitment constituting a Major Decision;

(x)	enter into, or materially amend, any material collective agreement with its employees or employees’ representatives, except as already decided prior to the date hereof;

(xi)

negotiate, enter into, terminate, waive any contract or undertaking which has a value or is likely to involve expenditure in excess of (a) EUR 50,000 for distribution agreements and (b) EUR 50,000 for supply agreements;

(xii)	incur any indebtedness in excess of EUR 25,000;

(xiii)	more generally, any decision listed in article 26 of the Company’s by-laws (to the extent not already listed above).

5.1.2

If the Sellers wish to obtain the consent of the Purchaser with respect to any matter or action which is in breach of this Section 5 and save as otherwise provided in Section 5.1.3, the Sellers’ Agent shall submit a notice with respect to such matter or action (a “Major Decision”) to the Purchaser and the Purchaser shall, within five (5) Business Days from the receipt of such notice, indicate whether it consents to such Major Decision (such consent not to be unreasonably withheld or delayed having regard to the corporate interest of the Company). The Purchaser shall be deemed to have consented if it fails to respond (approving or rejecting the Major Decision) to the Sellers’ Agent within the above-mentioned time period. The Purchaser hereby appoints Mr. Dale Foster as its representative to receive notices of Major Decisions and respond to it.

For the avoidance of doubt, the Purchaser acknowledges that it has been informed of the Permitted Transfers contemplated by the Sellers and agrees that no Permitted Transfer (nor any decision of the Company required to give effect thereto) shall constitute a Major Decision or require the prior consent of the Purchaser, the Sellers' Agent being only required to notify the Purchaser thereof in accordance with Section 14.1.

5.1.3	The provisions of this Section 5 shall not operate so as to restrict or prevent any matter or action:

(i)	set forth in the Business Plan;

(ii)	consented by the Purchaser in accordance with Section 5.1.2;

(iii)	contemplated by this Agreement, required to consummate the Transaction or arising from the announcement of the Transaction; or

(iv)	required by any applicable Laws or Governmental Authorities.

5.2	Cooperation

The Parties agree to cooperate and to diligently proceed with any actions required to ensure completion of all steps reasonably necessary in order for the Closing to take place in accordance with the terms of this Agreement.

6.	CLOSING - POST CLOSING COVENANTS

6.1	Date and Place

6.1.1

Completion of the Transaction, i.e. the transfer of the Acquired Shares by the Sellers to the Purchaser (the “Closing”), shall take place on the date of signature of this Agreement, the signing of this Agreement and the Closing taking place simultaneously on the same day, provided that, if the Conditions Precedent have not been satisfied or waived on such date, the Closing shall take place as soon as practicable following the satisfaction or waiver of the Conditions Precedent and in any event no later than the Long Stop Date (such date being referred to as the “Closing Date”).

6.1.2	The Closing shall take place at the offices of Fieldfisher LLP, 48 rue Cambon, 75001 Paris, or in such location as mutually agreed upon between the Purchaser and the Sellers’ Agent.

6.2	Closing Matters

6.2.1	Closing Deliveries to be delivered by the Sellers’ Agent:

On the Closing Date, the Sellers’ Agent shall deliver to the Purchaser, in each case to the satisfaction of the Purchaser:

(i)	originals of the share transfer forms (ordres de mouvement) duly executed by each Seller effecting the transfer of each Seller’s Acquired Shares to the Purchaser;

(ii)

the original of the shareholder register (registre de mouvements de titres) of the Company and the updated shareholders’ accounts (comptes individuels d’associés) evidencing completion of the Transaction and the registration of the Purchaser as the new shareholder of the Company;

(iii)	any document evidencing that the Sellers complied with their information obligation pursuant to Articles L. 23-10-1 et seq. of the French Code de commerce;

(iv)

originals of the resignation letters of the individuals listed in Exhibit 6.2.1(iv) from their positions within the Company, with effect as from the Closing Date, it being specified that, in accordance with the Preliminary Offer, following Closing, Mr. Jérôme Boulon shall remain Président of the Company, as a corporate officer (mandataire social), and Mr. Samer Frangié shall remain employed by the Company as Managing Director (Directeur Général), without holding any corporate office (mandat social) within the Company;

(v)

a written statement executed by each Seller confirming that, as of the Closing Date, save for amounts owed under valid employment contracts, managing position agreements, services agreements or under any Securities, the Sellers do not have any past or current claim against the Company, any managers or employees, and that each Seller irrevocably waives any claim that it may have against the Company, any manager or employee after the Closing Date;

(vi)	proof that no insurance policy covering the Company has been terminated or will be terminated by decision of the insurer after the Closing;

(vii)	written waiver by each Seller, in its capacity as a shareholder of the Company, of the right of first refusal clause (Article 13 of the Company's bylaws);

(viii)	written approval ("agrément") of the Purchaser as a shareholder of the Company (Article 14 of the Company's bylaws);

(ix)	dissolution of the Management Committee ("Conseil de Direction") as set forth in Article 22 of the Company's bylaws, with no recourse of any member against the Company or any Seller;

(x)

written confirmation that the Executives' Shareholder Agreement ("Pacte d'Associés Cadres") has been terminated in accordance with its terms, and that no signatory to such agreement has any past, present or future claims against the Company or against any other signatory;

(xi)

written confirmation from each contractual party benefiting from a change of control provision in its contract(s) with the Company or any Subsidiary that it waives or will not otherwise seek to apply or enforce the change of control provisions, the list of contracts containing change of control provisions being attached hereto as Exhibit 6.2.1(xi); it being specified that, should no such written confirmation be delivered in respect of any given contract, such contract shall be deemed to continue in full force and effect in accordance with its terms, and the change of control of the Company resulting from the transactions contemplated hereby shall not entail any amendment, termination or other consequence thereunder; and

(xii)

a certificate duly executed by each of the Sellers confirming to the Purchaser that each of the representations and warranties set out under Section 7 remain true and accurate as of the Closing Date, except as otherwise explicitly set out in such certificate.

6.2.2	Closing Deliveries to be delivered / Actions to be taken by the Purchaser:

On the Closing Date, the Purchaser shall:

(i)	deliver any document evidencing that corporate approvals necessary for the Purchaser to be able to consumate the Transaction were obtained;

(ii)	deliver the KYC documents listed in Exhibit 6.2.2(ii);

(iii)

pay the Initial Purchase Price in accordance with Section 2.3 and provide the Seller’s Agent with evidence of the irrevocable order given to its bank to pay the Initial Purchase Price by wire transfer in accordance with Section 2.3; and

(iv)	deliver to the Sellers’ Agent a copy of the W&I Insurance Policy duly subscribed and in force, in accordance with Section 10.

6.2.3	Documents to be signed on the Closing Date:

On the Closing Date, the Parties shall sign the following documents:

(i)	For each Seller: three (3) original copies of the French Cerfa tax form n° 2759 necessary for the Purchaser to register the transfer of the Acquired Shares with the relevant Tax authorities.

6.2.4	Non-Competition

(i)	Individual Sellers’ non-competition undertaking

Each Individual Seller agrees that, except with the consent in writing of the Purchaser, for the period of three (3) years after Closing, he or she will not, in any country in which the Company has carried on business in the twelve (12) months prior to Closing, on its own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in any business which competes with the business carried on by the Company in that country during the year preceding Closing. This Section 6.2.4(i) shall not prohibit or be deemed to prohibit such Individual Sellers from acquiring as an investment not more than three percent (3%) of the outstanding capital stock of any publicly-held entity whose stock is traded on a national securities exchange, provided that such investment is made solely as a financial interest in a minority investment in the stock market and does not purport an involvement in the conduct of the business or the direction of the business of the publicly-held entity.

6.2.5	Non-Solicitation

6.2.5.1	Sellers’ Non-Solicitation undertakings

(i)	Subject to the limitations set forth in this Section 6.2.5.1, each Seller covenants with the Purchaser that, except with the consent in writing of the Purchaser:

(a)

for a period of three (3) years after Closing, it will not either on its own account or on behalf of any other Person solicit or approach or cause to be solicited or approached any Person who shall at any time within the year preceding Closing have been a client or customer, prospective client or customer, representative or agent of the Company or in the habit of dealing with the Company for the purpose of offering to that person goods or services which are of the same type as or similar to any goods or services supplied by the Company at Closing or enter into any contract for sale and purchase with, or accept business from, any such person in relation to any such goods or services;

(b)

for the period of three (3) years after Closing, it will not, either on its own account or on behalf of any other Person, interfere or seek to interfere with the continuance of supplies to any member of the Purchaser’s group from any Person who shall at any time within the year preceding Closing have been a supplier of goods or services to any member of the Company if such interference causes or would be likely to cause that supplier to cease supplying or materially to reduce or alter the terms of its supply of such goods or services to any member of the Purchaser’s group;

(c)

for the period of three (3) years after Closing, it will not either, on its own account or on behalf of any other Person, solicit or entice away or attempt to solicit or entice away from any member of the Purchaser’s group and/or of the Company, offer employment to or employ, or offer to conclude any contract of services with, any Person who is at Closing or who was at any time during the period of six months immediately preceding Closing employed in a managerial, supervisory, consulting, technical or sales capacity by, or engaged as a consultant to, any member of the Company and who remains so employed or engaged immediately prior to the relevant breach of this Section 6.2.5.1 (whether or not such person would commit a breach of contract by reason of leaving such employment or engagement).

6.2.6	Continuing Management

The Parties acknowledge that, in accordance with the Preliminary Offer, Mr. Jérôme Boulon, Mr. Samer Frangié and Mr. Damien Lahbib shall remain in office within the Company after the Closing.

Accordingly, nothing in Sections 6.2.4 and 6.2.5 shall prevent or restrict any of them, in any manner whatsoever, from performing their duties as corporate officer or employee of the Company or of any member of the Purchaser’s group, including soliciting, approaching or dealing with any customer, supplier, vendor, distributor, agent or employee, or hiring or terminating any personnel, in each case on behalf of the Company or of the Purchaser’s group.

No act performed in the course of such duties shall constitute a breach of Sections 6.2.4 and 6.2.5. during the Guaranteed Period.

The Purchaser undertakes that each of Mr. Jérôme Boulon, Mr. Samer Frangié and Mr. Damien Lahbib (each a “Key Manager”) shall remain in office or employed within the Company for a minimum period of two (2) years as from the Closing Date (the “Guaranteed Period”), with a total remuneration (fixed and variable) and benefits at least equal to those applicable to them as at the date hereof, as set out in Exhibit 6.2.6.

During the Guaranteed Period, the Purchaser shall not, and shall procure that the Company shall not, revoke, dismiss or otherwise terminate the corporate office or employment contract of any Key Manager, save in case of gross or willful misconduct (faute grave ou faute lourde) duly established.

Should the corporate office or employment contract of a Key Manager be terminated during the Guaranteed Period (a) at the initiative of the Company or of the Purchaser, other than for gross or willful misconduct (faute grave ou faute lourde), or (b) at the initiative of the Key Manager following a material reduction of his remuneration, functions or powers without his prior written consent, the Purchaser shall pay to such Key Manager, within thirty (30) days following such termination, a lump-sum indemnity equal to the total gross remuneration (fixed and variable, the variable portion being calculated on the basis of the last financial year preceding the termination) which he would have received until the expiry of the Guaranteed Period, without prejudice to any statutory or contractual indemnity otherwise due to him under applicable Laws.

The obligations of the Purchaser under this Section 6.2.6 shall not be subject to any of the limitations set forth in Section 9 and shall survive until the full payment of any amount due hereunder.

7.	SELLERS’&NBSP;REPRESENTATIONS AND WARRANTIES

7.1	General Principles

(i)

The representations and warranties of the Sellers in Section 7.3 (the “Sellers’ Warranties”) are made by each Seller for his/her/its own account, and only with respect to the Acquired Shares that it will sell to the Purchaser. Each Sellers’ liability under this Section 7 and Section 9 shall in no event exceed the Portion received by such Seller. The foregoing is without prejudice to the guarantees given by Mr. Jérôme BOULON and Mr. Samer FRANGIÉ for the benefit of the Purchaser under paragraphs (i) and (ii) of the Parties section on page 1 of this Agreement.

(ii)	The Sellers’ Warranties are given by each Seller on the date hereof and shall be deemed reiterated by each Seller on the Closing Date.

(iii)

The Sellers’ Warranties are the sole and exclusive representations made and warranties granted by the Sellers in respect of the subject matter of this Agreement, and no other representations or warranties are made by the Sellers, whether express or implied.

7.2	Disclosed Information

The information contained in (a) the Data Room, (b) the Disclosure Letter, (c) the written answers to questions raised by the Purchaser and its advisors during the DD Investigation (together, the “Disclosed Information”), shall be deemed disclosed to the Purchaser to the extent that they are Fairly Disclosed. Accordingly, notwithstanding any other provisions of this Agreement, the Sellers:

(i)	shall not be in breach of any of the Sellers’ Warranties or any other obligations of the Sellers under this Agreement; and

(ii)	shall not be liable in respect of any matter giving rise to a such breach;

to the extent that, at Closing, the Purchaser or its advisors were aware, on the basis of the Disclosed Information (with all supporting documentation to the extent available) of such breach, because the facts and circumstances giving rise thereto have been Fairly Disclosed in, or excepted from, the Sellers’ Warranties themselves and/or otherwise in this Agreement and/or in the schedules hereto and/or in the Disclosure Letter.

7.3	Sellers’ Representations and Warranties

The warranties made in this Section 7.3 are made by each Seller severally and not jointly (conjointement et sans solidarité), subject to paragraphs (i) to (iii) of the Parties section on page 1 of this Agreement, with respect to the Securities owned by such Seller (and the Acquired Shares it shall own on the Closing Date), in proportion to that part of the Purchase Price paid to each Seller.

7.3.1	Sellers’ Authority

(i)

Each Seller which is a legal Person has been duly incorporated, validly exists and is duly registered under the Laws of its jurisdiction of incorporation and has the necessary corporate capacity and power to enter into this Agreement and to perform its obligations under this Agreement.

(ii)	Each Seller which is a natural Person has the legal capacity and power to enter into this Agreement and to perform its obligations under this Agreement.

(iii)

All corporate and other actions required to be taken by any of the Sellers to authorize the execution of this Agreement and the performance of his/her/its obligations under this Agreement have been duly taken.

(iv)

None of the Sellers is insolvent or unable to pay his/her/its debts as they fall due, or the subjects of any judicial or amicable procedure of conciliation, protection, receivership, reorganization, rehabilitation, insolvency, winding up, liquidation or bankruptcy, or have become the subjects of any judicial or administrative proceedings to such effect under the Laws of any applicable jurisdiction.

(v)	This Agreement has been duly executed by or on behalf of each Seller and constitutes legal, valid and binding obligations of the Sellers, enforceable in accordance with its terms.

(vi)	The execution and performance by each of the Sellers of this Agreement do not conflict with or result in any violation of, or default under any provision of its articles of association or its by-laws.

7.3.2	Company; Reorganization

(i)	The Company has been duly incorporated, validly exists and is duly registered under the Laws of its jurisdiction of incorporation.

(ii)

The articles of association ("statuts") of the Company are the articles of association as currently in force. No decision has been taken, nor has any resolution been adopted by the general meeting of shareholders, to amend the articles of association of the Company.

(iii)	The Securities constitute the whole of the issued share capital of the Company.

(iv)	The Company does not have any branch, subsidiary or stake in any other company, whether in France or abroad.

(v)

The Securities owned by each Seller are validly issued, fully paid and validly owned by such Seller as set forth opposite his/its name in Exhibit C. On the Closing Date, the Sellers will own the Acquired Shares as shall be set forth in the Acquired Shares Notification.

(vi)	The Securities owned by each Seller are free and clear of any Liens and the Acquired Shares will be free and clear of any Liens on the Closing Date.

(vii)	No capital, shares, or other equity instruments have been issued by the Company on or before the Closing Date other than the Securities.

(viii)

The shares of the Company have been validly issued, are fully paid up, and are free and clear of any Liens. They are entirely owned by the Sellers and there are no authorized or outstanding securities, agreements or commitments pursuant to which the Company shall issue, deliver or sell, any securities of the Company.

(ix)

Prior to the date hereof, certain of the Sellers carried out transfers of Securities for purposes relating to their patrimonial situation (individual a "Reorganization" and collectively the "Reorganizations"). Each Reorganization was carried out in full compliance with applicable Law and there is no claim (whether financial, legal or other) by any party (whether or not part of any Reorganization) against any other party to any Reorganization.

7.3.3	Securities

None of the Sellers is a party to any agreement that requires such Seller to sell or otherwise dispose of any Securities issued by the Company, except as indicated in this Agreement.

Except for the Securities, the Company has not issued or agreed to issue any: (a) shares or preferred shares, (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares or other securities giving access to the share capital, (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

7.3.4	No violation

Neither the execution of this Agreement nor the performance of any of the transactions contemplated herein shall affect the Company's rights and obligations vis-à-vis Third Parties nor shall they violate or conflict with any Material Contract to which the Company is a Party, or constitute grounds for termination, suspension, of any such Material Contract or generate an increase of any of the obligations of the Company under such agreement or a restriction of any of its rights.

7.3.5	Accounts

The Accounts:

(i)	have been prepared on a consistent basis in accordance with French GAAP, consistently applied, under applicable Laws;

(ii)

are true, complete, accurate and fairly present, in all material respects, the financial position and cash flows of the Company, at the date and for the period ended as at the Accounts Date, subject to the notes and explanations as set out therein;

(iii)

the Company is not subject to any liability or obligation of any nature (whether accrued, absolute, contingent, unasserted or otherwise) required by French GAAP to be reflected in the Accounts or in the notes thereto, except (i) as disclosed or reserved against on the face of the Accounts, (ii) for liabilities and obligations incurred in connection with the transactions contemplated by this Agreement and (c) other liabilities and obligations incurred in the ordinary course of business since the Accounts Date which, individually and in the aggregate, would not be unreasonably likely to be material to the Company.

7.3.6	Receivables

(i)	All receivables of the Company as stated in the Accounts (the “Receivables”) have been generated in the ordinary course of business.

(ii)	None of the Receivables have been assigned, pledged, factored, securitized, discounted or otherwise transferred as a Guarantee or are subject to any Liens or any payment delegation.

(iii)

The receivables of the Company recorded in the Accounts, as well as any other receivable arising since the Accounts Date, are valid and have been collected in full or are fully recoverable within the contractual or statutory payment terms, and in any event within a reasonable period after the Closing Date, having regard to the Company's customary commercial practice and payment history with the relevant customers. The Sellers represent that the Company customarily enters into multi-year subscription agreements with its customers, the price of which is invoiced and payable by successive instalments over the term of the agreement, and that substantially all of the invoices issued by the Company are issued under such subscription agreements. Accordingly, part of the customers' commitments relates to periods after the Closing Date, and the invoices corresponding to the instalments falling due after the Closing Date will be issued by the Company after the Closing Date, in the ordinary course of performance of such agreements. As at the Closing Date, all instalments which have fallen due under such subscription agreements have been paid by the customers.

(iv)

The Sellers represent and warrant that, to their best Knowledge, there are no issues or difficulties related to the recoverability, the collection or the time of collection of the Receivables or of any invoice of the Company, issued before the Closing Date. Subject to the preceding sentence, the performance of the subscription agreements after the Closing Date, the issuance of the corresponding invoices and the collection thereof shall be the sole responsibility and at the sole risk of the Purchaser and of the Company.

7.3.7	Personal Property

(i)

The Company owns or has a valid lease for all items of equipment which are necessary to conduct its business (the “Personal Property”). The Company has valid title to all such items of machinery and equipment which it owns, in each case free and clear of any material Liens.

The Personal Property which is subject to financial leases provides the Company a valid option to acquire such Personal Property upon expiration of the lease.

(ii)	All Personal Property is in a normal state of use, maintenance and repair, and suitable for their intended purposes.

7.3.8	Real Property

(i)	The Company does not own any real property, nor has entered into any agreement to acquire any real property nor any rights to use, occupy or lease any real property other than the Leased Property.

(ii)

The real property lease(s) as listed in Exhibit 7.3.8, provide the Company with, where the Company is the tenant, valid and unconditional occupational rights on the real property for the full term for such lease(s) (the “Leased Property”).

(iii)

The Company does not own, use or occupy any real property other than the Leased Property, in order to conduct its activities as currently conducted. No Person, other than the Company, has any right to the Leased Property.

(iv)	The Company presently occupies and has always occupied, the Leased Property in compliance with applicable Laws.

7.3.9	Intellectual Property

(i)

The Company does not own, and has never owned, any registered IP Rights (including trademarks, patents, designs or models) and has not filed any application for the registration of any IP Rights. The Company does not own any Company-Owned IP, other than its corporate name and trade name “NeoVAD” and its domain name(s), and no exhibit 7.3.9 is therefore attached to this Agreement.

(ii)

For the operation of the Business, the Company only uses standard shrink-wrap or off-the-shelf software licenses and the IP Rights of the vendors and publishers whose products and services it distributes, under the terms and conditions set by such vendors and publishers; the Company has not in-licensed any other IP Rights and there is no Licensed IP.

(iii)	The Company has not, in the twelve (12) months prior to the date hereof, received any written notice alleging that the operations of the Company infringe the IP Rights of a Third Party.

(iv)

Notwithstanding any other representations and warranties contained in this Section 7.3, the representations and warranties in this Section 7.3.9 are the sole and exclusive representations and warranties made by the Sellers with respect to any matters relating to IP Rights in the context of the Transaction.

7.3.10	Privacy and Security

The Company has (i) complied in all material respects with Privacy Laws applicable to it governing the receipt, collection, use, storage, processing, sharing, security, disposal, disclosure, or transfer of Personal Information that is collected or possessed by or otherwise subject to the control of the Company, and (ii) implemented and maintained commercially reasonable measures sufficient to provide reasonable assurance that the Company complies with such Privacy Laws and that the Company will not acquire, fail to secure, share or use such Personal Information in a manner inconsistent with (A) such Privacy Laws, (B) any privacy policy or privacy statement from time to time published or otherwise made available by the Company to the Persons to whom the Personal Information relates.

7.3.11	Material Contracts

All the Material Contracts listed in Exhibit 7.3.11 are valid and in full force and effect, enforceable in accordance with their terms and in compliance with material provisions of applicable Laws. The Company has always complied with all of its material obligations under those Material Contracts.

There are no circumstances (including as a result of the Transaction) which would:

(i)	challenge or reduce any rights of the Company under any Material Contract or increase any of its obligations thereunder;

(ii)	constitute such a breach or default under any such Material Contract;

(iii)	result in, or authorize, the voidance, termination, suspension, acceleration of any payment, payment of late-payment interest, penalties or indemnities of any kind under any such Material Contract; or

(iv)	otherwise affect the performance or renewal of any such Material Contract.

None of the Material Contracts:

(i)	contains a change of control provision;

(ii)	contains a right of first refusal on any asset of the Company;

(iii)	limits the freedom of the Company to do business or to compete, or prohibits or restricts the conduct of certain activities or pursuant to which the Company confers or is granted an exclusivity;

(iv)

has been entered into under conditions other than those of the normal market or at arm’s length, involves or is likely to involve obligations, restrictions or expenditures of an unusual, onerous or exceptional nature for the Company other than in the ordinary course of business;

(v)	is likely to result in unlimited or joint and several liability of any of the Company; or

(vi)	has the effect or purpose of sharing profits or revenues with third parties or the payment of commission or other compensation calculated by reference to the Company’s profits or turnover.

7.3.12	Environment

(i)	The Company has conducted its business in accordance with material provisions of environmental Laws.

(ii)

In the last five (5) years, the Company has not received any enforcement, prohibition, improvement, remediation, compliance, restoration or stop notice or other notice of equivalent nature from any Governmental Authority relating to environmental Laws.

(iii)	The Company is not involved in any Proceeding arising from or relating to environmental Laws and none is pending or threatened.

7.3.13	Compliance with Laws

(i)

No Governmental Authorizations are required for the Company to conduct its activities. The Company is in compliance in all material respects with and has at all times been in material compliance with, and is not in default or violation in any material respect of any applicable Law or permit affecting its properties or the operation of the Business, and no circumstance or fact exists that could reasonably result in the Company not being in compliance with any such Laws, and there is no, and there has not been any Order for the last five (5) years prior to the date of this Agreement, outstanding against the Company.

(ii)

The Company has conducted its export transactions in accordance with all material applicable export and re-export controls under applicable Laws and is in compliance with all material respects thereof. Without limiting the foregoing: (i) the Company has obtained all required export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for the export, import and re-export of products, services, software and technologies, (ii) the Company is in material compliance with the terms thereof, (iii) the Company is not in violation or has not violated any applicable trade sanctions (including sanctions imposed by the European Union or any applicable national sanctions regimes) and (iv) the Company has not or has had any contracts or other direct or indirect commercial dealings with the Islamic Republic of Iran, any Governmental Authority of the Islamic Republic of Iran, any persons of Iranian nationality, based or active in Iran, or any other country, legal entity or individual appearing on any list of sanctioned countries, legal entities or individuals.

7.3.14	Compliance with Anti-Bribery Laws

(i)

The Sellers represent that they are familiar with and understand the requirements of the Anti-Bribery Laws, and represent and agree that they, and each of the directors and employees of the Company, have not made or authorized, shall not make or authorize and are not aware of any written notice or communication alleging, in connection with the transactions contemplated by this Agreement, or in connection with any other business transactions or agreements involving any the Company, any payment or transfer, or any offer or promise to pay or transfer, anything of value, directly or indirectly, if such payment or transfer would violate any Anti-Bribery Laws.

(ii)

None of the Company nor any of their respective directors or employees, and to the Best Knowledge of the Sellers, no agents or distributors while retained by the Company have, with respect to the business of the Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity, or (ii) made any unlawful payment to any person, government official or employee or any political party or campaign or violated any provision, to the extent applicable, of the U.S. Foreign Corrupt Practices Act of 1977 or any law implementing or based upon the OECD Convention on Combating Bribery, all French and European anticorruption, including but not limited to anti-bribery or similar legislation, or any other anti-corruption or anti-favoritism applicable to the conduct of business with Governmental Authorities.

7.3.15	Customers

The information relating to the customers of the Company, including the list of the customers of the Company, the amounts invoiced to each of them and the share of the Company’s sales represented by each of them for the twelve (12) months ended September 30, 2026, has been Fairly Disclosed to the Purchaser in the Data Room. As of the date hereof, the Company has not received any written notice from a customer representing an annual income for the Company at least equal to twenty-five thousand euros (€25,000) (excluding taxes) that such customer has ceased or will cease to use the products or services of the Company. There is no termination or Material Adverse Change pending or, to the Best Knowledge of the Sellers, threatened in writing, which would become effective on or after the Closing Date, in respect of any customer relationship of the Company or of the volume of business with any customer.

7.3.16	Products and Services Distributed by the Company

(i)

The Company does not design, develop, manufacture or publish any product or software of its own. The Business consists in the distribution, as a value-added distributor, of products, software and services designed, manufactured or published by third-party vendors and publishers, which are supplied to the customers of the Company under the warranties, licenses and terms and conditions of such vendors and publishers. Accordingly, no exhibit 7.3.16 is attached to this Agreement and the Sellers give no representation or warranty in respect of the products, software and services distributed by the Company, or of their quality, conformity, performance or fitness for any purpose.

(ii)

There is no Proceeding pending or, to the Best Knowledge of the Sellers, threatened in writing against the Company for product liability or defective products in respect of the products, software or services distributed by the Company.

7.3.17	Labor and Employment Matters

(i)

The Company is in material compliance with French Laws regarding labor, employment, social security, working time, foreign employees, subcontracting, employment practices, terms and conditions of employment and wages.

(ii)

Exhibit 7.3.17 lists all employees of the Company (the “Employees”), each Employee’s title, department, work location, status (e.g., indefinite-term contract or fixed-term contract, full- or part-time, seasonal, etc.), date of commencement of employment and whether the Employee is on leave as at the date of this Agreement (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Save for any variance resulting from any matter which is beyond the control of the Sellers, such Exhibit 7.3.17 will be correct in all material respects as of the Closing Date. Exhibit 7.3.17 identifies those Employees who are to remain with the Business.

(iii)	Save as otherwise stated in Exhibit 7.3.17, as of the date of this Agreement:

(a)	there are no protected Employees of the Company as of the date hereof;

(b)	none of the officers, directors or managers, or former officers, directors or managers, of the Company combine (or have combined) their corporate office (mandat social) with an employment agreement ;

(c)	no specific insurance or benefit coverage has been put into place for any officer, director or manager of the Company;

(d)	none of the Employees have resigned or have been dismissed, or have informed the Sellers of his/her intention to leave the Company,

(e)

save as provided in the Business Plan and save for the recruitment(s) in progress as at the date hereof, as Fairly Disclosed in the Data Room, with the exception of one (1) recruitment in progress as at the date hereof, as Fairly Disclosed in the Data Room, namely the recruitment of a sales administration manager (responsable administration des ventes – ADV), under an indefinite-term employment contract (contrat de travail à durée indéterminée), with a gross annual fixed remuneration of [***], plus a variable remuneration subject to the achievement of objectives to be set by the Company (the "Pending Recruitment"). The Purchaser acknowledges that it has been informed of the Pending Recruitment and agrees that the completion thereof, whether before or after the Closing Date, and the corresponding remuneration and employer's social contributions, shall not constitute a breach of this Section 7.3.17, of Section 5.1.1(ix), or of any other Sellers' Warranty or covenant, and shall not give rise to any Claim, Loss or Reduction;

(f)

all amounts owed to any Employees, or former Employees, of the Company for all periods ending on or prior to the Closing Date have been timely paid in full, with the exception of remuneration due in the normal course of business (as such normal course existed in the six (6) months prior to the date of signature of this Agreement) but not yet due and, where applicable, paid leaves.

(iv)	As of the date hereof, the Company never fell under the obligation to pay for any Employees or manager’s inventions and no claim has ever been made in respect hereof.

(v)

As of the date hereof, the Company does not intend or is not obliged to implement any reorganization, plan, policy, collective agreement, company’s undertaking, company’s practice likely to impact the working conditions or employment contracts or benefits of the Employees or remuneration.

(vi)

Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment following the Closing becoming due by the Company to any employee or (ii) increase any benefits otherwise payable under any benefit plan that could be expected to be a liability of the Company following the Closing.

(vii)

There is no labor or employment dispute (other than routine individual grievances) or labor or employment arbitration Proceeding pending or, to the Best Knowledge of the Sellers, threatened against the Company relating to the Business and in particular instituted by a former Employee, an Employee, unions or employee representative bodies of the Company, an external worker having worked or still working for or in connection with the Company, the French labor administration (e.g., Inspection du Travail, DREETS) or France Travail, the social security administration (URSSAF), the Commission Nationale de l'Informatique et des Libertés (CNIL) or any other Governmental Authority competent for labor or social security Laws.

(viii)

No event has occurred that would result in the increase of any of the rates of social contributions applicable to the Company. In particular, no work-related accident insurance increase (taux majoré de cotisation d’accident du travail) has been applied to the Company in the five (5) years preceding the date of this Agreement.

(ix)

The Company is, and has been for the five (5) years preceding the date of this Agreement, in full compliance with its obligations relating to the organization of all employee representative bodies which may be required under Law (e.g. comité social et économique, in France), and the Company has not been sanctioned for failure to organize and maintain such bodies for the five (5) years preceding the date of this Agreement.

(x)

The Company has put in place, and has maintained throughout the five (5) years preceding the date of this Agreement, all healthcare (frais de santé) and welfare (prévoyance) schemes required under French Laws for its Employees (the "Social Protection Schemes"). Each Social Protection Scheme has been validly established and implemented in accordance with French Laws, and all related contributions and premiums have been timely paid.

(xi)

The Company has established a company savings plan (plan d'épargne entreprise) and a collective retirement savings plan (plan d'épargne pour la retraite collectif) (together, the "Employee Savings Plans"). Each Employee Savings Plan has been validly established and filed with the competent authorities in accordance with French Laws, and the Company holds evidence of such filing. All contributions made under the Employee Savings Plans have been paid in accordance with their terms and French Laws and benefit from the applicable social security and tax exemptions.

7.3.18	Insurance

(i)

All assets and the operation of the Business by the Company have at all times been and are insured in amounts at least equal to the replacement value thereof against such risks as are in accordance with good commercial practice normally insured against.

(ii)

The Company has at all times been adequately covered by insurance policies against accident, third party, public liability, product liability and other risks normally covered by insurance and nothing has been done or omitted to be done by or on behalf of the Company which would make any insurance policy void or voidable or enable the insurers to avoid the same.

(iii)	There is no claim outstanding under any such policy and, there are no circumstances likely to give rise to such a claim or result in an increased rate of premium.

7.3.19	Litigation

(i)

There is no Proceeding pending or, to the Sellers' best Knowledge, threatened, against the Company, or any material property or asset of the Company, or any of the officers of the Company in respect of their actions as such.

(ii)	There is no Proceeding pending or, to the Sellers' best Knowledge, threatened, seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

(iii)	There is no Proceeding by the Company pending or which the Company has initiated, against any other Person.

7.3.20	Tax Matters

Save as disclosed in the Disclosed Information:

(i)

The Company complied with all material applicable Laws relating to Taxes, including France and any other jurisdiction where the Company transacts business, for the period of the applicable statute of limitations.

(ii)

The Company has timely and duly filed (or has had timely filed on its behalf) with the appropriate Governmental Authorities all Tax returns (“Returns”) required to be filed by it (taking into account for this purpose any extensions), and such Returns are true, correct and complete in all material respects under all applicable Laws relating to Taxes.

(iii)

The Company has timely paid (taking into account for this purpose any extensions granted by Law) all Taxes that have become due and payable by it except for Taxes being contested in good faith through appropriate Proceedings, such challenges being set forth in detail in the Disclosure Letter. The reserve for Tax liability (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Accounts is sufficient as of its date for the payment of any accrued and unpaid Taxes of the Company. All Taxes of the Company accrued following the end of the most recent period covered by the Accounts have been accrued in the ordinary course of business.

(iv)

The Company has, at all applicable times, maintained all Books and Records in relation to Tax as they are required to maintain and all information (including invoices and transfer pricing documentation) is fully available, in order to enable the Company and/or its officers, employees or representatives to compute and justify their liability for Taxes.

(v)

The Company has made adequate provisions in its financial statements for all Taxes not yet due. Proper provision has been made in the Accounts for deferred Taxes. The Company has withheld or collected all Taxes that it has been required to withhold or collect and, to the extent required when due, has timely paid such Taxes to the proper Governmental Authority.

(vi)

No claim has been made by any Governmental Authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by, or required to file any Return in, that jurisdiction.

(vii)	There are no waivers of applicable statutes of limitations in effect with respect to any Taxes owed by the Company for any year.

(viii)

The Company is not a party to any action by any Governmental Authority in respect of any Taxes, nor is there any pending or threatened legal, regulatory, investigatory or enforcement action by any Governmental Authority in respect of any Tax.

(ix)

The Company is not currently the subject of an audit, investigation, litigation or other proceeding relating to Taxes and the Company has not been informed (in writing) by any Governmental Authority of its intention to carry-out any reassessment whatsoever. All Tax deficiencies asserted or Tax assessments made against the Company as a result of any examinations by any Governmental Authority have been fully paid.

(x)

There are no Tax liens on the assets of the Company other than liens for Taxes not yet past due or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(xi)

The Company is not liable to pay and/or account for Tax as a result of a Tax grouping or unity, a de-grouping or termination of Tax grouping or unity, a claw-back and/or recapture, or withdrawal from a Tax grouping or unity.

(xii)

The Company is not a party to any Agreement providing for the allocation, indemnification or sharing of Taxes, nor is a party to or bound by any offer in compromise, closing agreement, gain recognition agreement, private letter ruling or other written agreement with any Governmental Authority with respect to Taxes.

(xiii)

The Company has not entered into, been a party to or promoted any scheme or arrangement which has no commercial purpose or of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Tax.

(xiv)

The Company is and has always been resident for all Tax purposes only in the jurisdiction in which it is incorporated and is not liable to and has at no time incurred any liability to Tax in any jurisdiction other than the jurisdiction in which it is incorporated.

(xv)	The Company is duly registered for the purposes of VAT in its country of incorporation, and in any other country where such registration is required.

(xvi)

The Company has recovered VAT on their costs in a correct manner and the Tax Governmental Authorities cannot successfully challenge the system applied in this respect. All VAT due by the Company has been fully and timely paid to the Tax Governmental Authorities.

(xvii)

The consummation of the Transaction shall not as such trigger a change in the tax status or regime or the loss of any favorable Tax regime applicable to the Company or any tax liability for the Company.

(xviii)	The Company is not considered to be a real estate company within the meaning of article 726 of the French Tax Code (Code Général des Impôts).

(xix)	The Company does not have any liability for any Taxes of any Person other than itself in any manner.

7.3.21	Relations with the Sellers and other related party

Neither the Sellers, nor any Affiliate of any Sellers, except as carried out in the ordinary course of business of such Seller or Affiliate of such Seller:

(i)

hold, either together or separately, directly or indirectly, in whole or in part, any property, assets or rights whatsoever that the Company needs to own, use, exercise or benefit from for purposes of carrying out all or part of its activities;

(ii)	is a creditor or debtor of the Company or will be able, whether currently or in the future, to exercise any claim or right against the Company or owe any obligation to any of them;

(iii)	has granted any Guarantee to secure the Company’s undertakings, or is the beneficiary of any Guarantee granted by the Company;

(iv)

controls, either together or separately, directly or indirectly, in whole or in part, any legal entity which operates a business which is similar to any part of the Business as conducted by the Company; and

(v)	generally, has entered into any agreement with the Company.

7.3.22	Brokers’ Fees

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee (including legal fees) or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. In any event, no such brokers’ fees shall be borne by the Purchaser or the Company.

7.3.23	Information

(i)

All the information provided, contained or referred to in this Agreement (including the Exhibits) and the Disclosed Information, is true, complete and accurate in all material respects, and no fact, item, information or data that could significantly, materially and adversely affect the current situation of the Company has been omitted, and the Sellers are not aware of any event or fact that may affect the truthfulness, exactness or completeness of such information.

(ii)	The Sellers are not aware of any material fact or information the disclosure of which, had it been known by the Purchaser, would have resulted in the Purchaser not performing the Transaction.

7.3.24	No Material Adverse Change

Starting on the first day of the Interim Period and through the Closing Date, to the Best Knowledge of the Sellers, no circumstance, event or fact will have occurred, whether due to the action or inaction of the Sellers or for any reason which is not attributable to the Sellers, that may constitute a Material Adverse Change occurring after the Closing Date and which Material Adverse Change would have occurred or begun to occur during the Interim Period.

8.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties

The Purchaser represents and warrants to the Sellers that, on the date hereof and on the Closing Date (included):

(i)	It has the legal capacity and all rights to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(ii)

This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all relevant corporate bodies of the Purchaser (or, as the case may be, by any Affiliate of the Purchaser). The execution of this Agreement by the Purchaser and the performance of its obligations hereunder do not, and will not, conflict with, violate, or constitute a breach of any Law to which the Purchaser is subject nor of any agreement to which the purchaser is a party.

(iii)

Except as may be provided in Section 4, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to the Purchaser, in connection with the execution and delivery of this Agreement, or the consummation, by the Purchaser, of the transactions contemplated hereby.

(iv)	The Agreement has been duly executed by the Purchaser and constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(v)

The Purchaser is not, or has not been, insolvent (en état de cessation des paiements) or subject to any safeguard, bankruptcy or insolvency proceedings with regard to the prevention or resolution of business difficulties (or any similar actions) nor any situation likely to result in such proceedings.

(vi)	No decision to wind-up or liquidate, whether voluntary or court-ordered, has been issued or threatened against the Purchaser.

(vii)

The Purchaser has carried out the DD Investigation with the assistance of its advisers and has had access to all the information it deemed necessary to assess the Company and the Transaction. It has entered into this Agreement on the basis of its own analysis and of the Sellers’ Warranties only.

8.2	Acknowledgments

8.2.1

The representations and warranties of the Purchaser set forth in this Section 8 are the sole and exclusive representations and warranties made by the Purchaser in respect of the subject matter of this Agreement, and no other representations or warranties are made by the Purchaser, whether express or implied, other than those explicitly made in this Section 8.

8.3	Sufficiency of funds

The Purchaser represents and warrants that it has on the date hereof, and will have on the Closing Date, adequate financial resources to allow it to (i) fully comply with its financial obligations under this Agreement and (ii) consummate the Transaction on the Closing Date.

9.	INDEMNIFICATION

9.1	Indemnification principles

9.1.1

Subject to the provisions contained herein, from and after the Closing Date, the Sellers, acting severally and not jointly (conjointement et sans solidarité entre eux), each in proportion to its Portion and subject to paragraphs (i) to (iii) of the Parties section on page 1 of this Agreement, hereby agree to indemnify the Purchaser:

9.1.1.1	from and against any Loss directly resulting from any breach of any representation and warranty made by the Sellers under this Agreement;

9.1.1.2

from and against any Loss directly resulting from any breach of any of the undertakings or covenants of the Sellers contained in Section 5 of this Agreement (for the avoidance of doubt the Losses covered by this Section 9.1.1.2 shall not include the Losses referred to in Section 9.1.1.1 above); and

9.1.1.3	from and against any Loss suffered by the Company resulting from a breach of any Sellers’ Warranty and in relation to the period prior to the Closing Date.

9.1.2

Subject to the exclusions and limitations set forth in this Section 9 as well as those under applicable Law, the indemnification mechanism defined in this Section 9 shall be the exclusive remedy of the Purchaser in respect of any Loss suffered in accordance with Section 9.1.1.

9.2	Reduction

9.2.1

Any sums relating to a Loss due by the Sellers pursuant to this Section 9 shall be treated as a reduction in the Purchase Price (the “Reduction”) (and, on an individual basis, a reduction of the Portion received by the relevant Seller(s)) and be paid by the Sellers in proportion to each Seller’s Portion.

9.2.2

The Reduction shall be paid to the Purchaser except if the latter chooses to delegate such payment to the Company in which case, upon notice of such decision having been given to the Sellers by the Purchaser, payment of the Reduction shall be made directly to the Company.

9.2.3	The amount of the Reduction shall include all reasonable costs incurred by the Purchaser or the Company:

(i)	in connection with the defense of any corresponding Third Party Claim; or

(ii)	in connection with any Proceedings, if any, initiated in order to obtain payment of such Reduction from the Sellers under this Section 9.

9.2.4	In calculating the amount of any Reduction:

(i)	there shall be taken into account any Tax Relief made or to be made by the Purchaser and/or any member of the Purchaser’s group resulting from the relevant Loss;

(ii)

any deficiency assessed by the Tax authorities whose sole effect is to shift a Tax liability from one fiscal year to another shall give rise to a Reduction under this Section 9.2 only insofar as the Company is required to pay additional Tax, a penalty or interest charge in relation thereto, in which case the Claim shall be limited to the amount of such additional Tax, penalty or interest charge;

(iii)

any deficiency assessed with regard to a Tax which is recoverable during the same fiscal year or actually recovered in cash or by way of Tax Relief, such as a value-added Tax, shall give rise to a Reduction under this Section 9.2 only insofar as the Company is required to pay a penalty or interest charge in relation thereto, in which case the Claim shall be limited to the amount of such penalty or interest charge.

9.2.5	The amount of the Reduction relating to a Loss shall further be reduced in case of occurrence of any of the following events:

9.2.5.1

if, before the Sellers pay a Reduction in discharge of any Claim or Tax Claim, the Purchaser recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a Third Party a sum which indemnifies or compensates the Purchaser (in whole or in part) for the loss or liability which is the subject matter of the Claim or Tax Claim, the Purchaser shall procure that, before steps are taken to enforce a Claim or Tax Claim against the Sellers in accordance with this Agreement, all reasonable steps are taken to enforce the recovery against the Third Party and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such Claim or Tax Claim to the extent of such recovery.

9.2.5.2

if the damage giving rise to a Claim was expressly accrued for or reserved in the Accounts, the Reduction shall be reduced by the portion of the damage which was expressly accrued for or reserved in the Accounts for such specific damage by line item.

9.2.5.3	in accordance with Section 9.10, if applicable.

A Claim shall not lead to any indemnification under this Agreement:

9.2.5.4	for Losses caused by an event or a fact whose sole cause has occurred subsequent to the Closing Date;

9.2.5.5

resulting from or affected by an intentional action or an omission of the Purchaser, or any employee, agent, director, officer or adviser of the Purchaser after the Closing Date or any change in Accounting Principles or policies of the Company after the Closing Date;

9.2.5.6

resulting from the entry into force, after the Closing Date, of a retroactive Law or statutory instrument or any Governmental Authority ruling or interpretation concerning Tax obligations in any relevant jurisdiction or a modification in interpretation by the courts having positive legal force; and/or

9.2.5.7

relating to any invoice issued by the Company, whether or not under a subscription agreement and after the Closing Date, or to the non-payment, late payment, termination, non-renewal or non-performance of any agreement or invoice issued after the Closing Date, of any Receivable, invoice or subscription agreement.

9.3	Limitations

9.3.1	The Purchaser shall not be entitled to receive a Reduction from the Sellers under this Section 9 unless and only to the extent that:

(i)

each single Loss for which indemnification is sought exceeds an individual amount of ten thousand euros (€10,000) (the Sellers being liable to indemnify the Purchaser when such threshold ("seuil") is reached and then as from the first euro); it being agreed that a series of Losses arising from common origins shall be aggregated and treated as a single Loss; and

(ii)

all Losses for which indemnification is sought exceed in the aggregate a cumulative threshold of an amount of fifty thousand euros (€50,000), such amount being construed as a threshold ("seuil"), the Sellers being obliged to indemnify the Purchaser when such deductible is reached, and in such case, as from the first euro.

9.3.2

Except as otherwise provided herein (including in Section 10.3), the aggregate amount of the Reductions for which the Sellers may be liable under this Section 9 shall in any circumstances be limited to one million six hundred thousand euros (€1,600,000).

9.3.3

It is specifically agreed that the limitations referred to in Section 9.3.1 above shall not apply to any Loss resulting from any inaccuracy of any representation or warranty made by any Seller, as the case may be, under 7.3.1 (Sellers’ Authority) and Section 7.3.2 (Company; Reorganization) and 7.3.3 (Securities) (together the “Fundamental Representations”) or in relation to any Permitted Transfer or Loss resulting from fraud or willful misconduct. In these cases, the aggregate cumulated amount of the Reduction shall be capped to the total amount of the Purchase Price.

For the avoidance of doubt, the Parties expressly agree that the exception set forth in this Section 9.3.3 is strictly limited to the cases exhaustively listed above and shall not be extended, by analogy or otherwise, to any other representation, warranty, covenant or obligation under this Agreement. Any Loss resulting from any other representation, warranty, covenant or obligation shall remain fully subject to the limitations set forth in Section 9.3.1.

9.3.4

It is specifically agreed that the aggregate amount of the Reductions that may be due by a given Seller to the Purchaser under this Agreement shall be capped to, and therefore cannot exceed, the Portion of the Purchase Price received by such given Seller.

9.3.5

Notwithstanding the foregoing, it is agreed by each Seller that the limitations set forth in this Section 9 shall not apply to any Reorganization, which occurred prior to the date of this Agreement and were carried out independently of the requirements of this Transaction. Therefore, each Seller who carried out or will carry out a Reorganization, shall fully and without any monetary or temporal limitation indemnify the Purchaser against any and all claims, consequences or Losses in connection with the Reorganization to which it is a Party (the "Reorganization Indemnity"). The W&I Insurance Policy shall not cover any consequences of any Reorganization and the obligations under this Section 9.3.5 shall remain solely with the Seller who is a party to the Reorganization in question.

9.4	Claim Notices and Claims under the W&I Insurance Policy

9.4.1

Any claim of the Purchaser in respect of a Loss (a “Claim”) shall be made in the first instance and to the extent covered by, and in accordance with the terms of, the W&I Insurance Policy, and shall be notified by the Purchaser to the insurer in accordance with the W&I Insurance Policy. The Purchaser shall inform the Sellers’ Agent in writing, for information purposes only, of any Claim notified to the insurer, within fifteen (15) Business Days of such notification, together with a copy thereof. The following provisions of this Section 9.4 shall apply only if indemnification of a Claim is denied to the Purchaser by the insurer.

9.4.2

If the Purchaser becomes aware of any Claim that is not covered by the W&I Insurance Policy (due to, for example an exclusion defined by said Policy), the Purchaser shall, within forty-five (45) Business Days after the Purchaser first becomes aware of the facts upon which the Claim is based, give written notice (a “Claim Notice”) to the Sellers’ Agent (and not to any individual Seller), by any available means allowing proof of receipt, setting out such information as is available to the Purchaser as is reasonably necessary to enable the Sellers to assess the merits of the potential Claim, to act to preserve evidence and to make such provision as the Sellers may consider necessary.

9.4.3

Notice of any Claim shall be given by the Purchaser to the Sellers’ Agent within the time limits specified in Section 9.4.1 and shall specify the legal and factual basis of the Claim (including, where the Claim is the result of or in connection with a Third Party Claim, evidence of the Third Party Claim) and setting out the Purchaser’s estimate of the amount of Losses which is, or is to be, the subject of the Claim (including any Losses which are contingent on the occurrence of any future event).

9.4.4

Failure by the Purchaser to comply with the provisions of this Section 9.4 shall have no consequence on the ability of the Purchaser to make a Claim and shall be solely sanctioned by the reduction in the amount of the Reduction to be paid to the Purchaser, but only to the extent that the Sellers’ Agent is able to prove that such delay affected its defense or increased the amount owed in connection with the Claim, and then in proportion to the amount of the Loss thus established.

9.4.5

Any Claim shall be deemed accepted by the Sellers unless the Sellers’ Agent has expressly objected in writing to the Claim as set forth below, within a period of thirty (30) Business Days following receipt of the Claim Notice.

9.4.6

Should it wish to do so, the Sellers’ Agent may object to the Claim Notice in a written statement and such statement (providing explanations with supporting evidence, to the extent available) (the “Objection Notice”) shall have been delivered by the Sellers’ Agent to the Purchaser prior to the expiration of a period of thirty (30) Business Days following receipt of the Claim Notice.

9.4.7

In the absence of an Objection Notice timely sent in accordance with Section 9.4.5, the Claim shall be deemed accepted by the Sellers who shall pay the amount of the Reduction to the Purchaser, in accordance with the provisions of Section 9.4.7 below.

9.4.8

Should the Sellers’ Agent send an Objection Notice in accordance with Section 9.4.5, the Sellers’ Agent and the Purchaser shall attempt in good faith to reach an agreement with respect to the validity and amount of such Claim. If no such agreement can be reached after good faith negotiations within a period of thirty (30) Business Days following the receipt by the Purchaser of the Objection Notice, the dispute shall be settled in accordance with the provisions of Section 15.

9.4.9

Where a Claim is not covered by the W&I Insurance Policy and is made against the Sellers in accordance with this Section 9.4, the Sellers may only be held liable for a Loss resulting from a breach or inaccuracy of the Sellers’ Warranties set forth in Section 7.3 of this Agreement, to the exclusion of any other basis whatsoever. Any such Claim shall be notified to the Sellers’ Agent by way of a Claim Notice no later than three (3) years after the Closing Date, failing which it shall be time-barred, and the aggregate liability of the Sellers in respect of all such Claims, subject to the following sentence, shall in no event exceed one million six hundred thousand euros (€1,600,000). The foregoing time limit and cap shall not apply to Claims relating to a breach of the Fundamental Representations, which shall remain subject to the limitations set forth in Sections 7.1(i) and 9.8.1.

9.5	Claims Involving Third Parties

If the Claim is a result of or in connection with Proceedings instituted by a Third Party, including any Governmental Authority (a “Third Party Claim”), then:

(i)

unless it expressly elects not to assume the defense of the Third Party Claim, the Sellers’ Agent (at the Sellers’ sole expense) shall assume the defense of any Third Party Claim and any litigation or proceeding resulting therefrom. The Purchaser may still in such case participate in such defense at the Purchaser’s expense. The Sellers’ Agent, in the defense of any Third Party Claim, shall not consent to entry of any judgment or enter into any settlement without the prior consent of the Purchaser.

(ii)

if the Sellers’ Agent has not elected to assume the defense of the Third Party Claim and the Purchaser thus assumes such defense itself, the Purchaser shall keep the Sellers’ Agent reasonably informed of the progress of any such Third Party Claim and its defense, and shall provide the Sellers’ Agent with any relevant information in accordance with Section 9.9, including copies of all notices, written communications and filings (including court papers) made by or on behalf of any of the parties to the underlying Third Party Claim.

(iii)

Where the Purchaser assumes the defense of any Third Party Claim, no admission of liability shall be made by or on behalf of the Sellers or their Affiliates, and the Claim shall not be compromised, disposed of or settled without the prior written consent of the Sellers’ Agent, such consent not to be unreasonably withheld or delayed.

9.6	Payment

9.6.1	The payment of any Reduction due by the Sellers under this Section 9 will be made:

(i)

in connection with a Third Party Claim, by the Sellers’ Agent within ten (10) Business Days after the date of receipt by the Sellers’ Agent of a notice sent by the Purchaser evidencing that the amount of the Third Party Claim is being due and payable as a result of an enforceable and not appealable decision (ayant la force exécutoire et non susceptible d’appel) of a court or arbitration tribunal or any other enforceable and not appealable decision from any Governmental Authority or a settlement agreement entered into between the Company concerned and the Third Party; and

(ii)

in connection with any other Claim, within ten (10) Business Days after the date on which the amount of the Reduction has been agreed in writing between the Purchaser and the Sellers’ Agent or, in the event of a disagreement between the Parties, on the date of an enforceable decision of a court or arbitration tribunal of competent jurisdiction enforceable against the Sellers rendered in respect of such disagreement between the Parties.

9.6.2	For the avoidance of doubt, the payment of a Reduction due by the Sellers under this Section 9 shall be borne and paid by the Sellers, each Seller bearing liability prorata its own Portion.

9.6.3

It is agreed by the Parties that the Purchaser shall not be obliged to pursue its rights under this Section 9 against any Seller, but shall only communicate in respect of the assertion of any Claim or right with the Seller’s Agent, acting as the duly appointed representative of the Sellers for these purposes.

9.7	Disclosures

9.7.1

The Sellers may not be released, in all or in part, from their obligations to pay a Reduction to the Purchaser in connection with a Claim by invoking any lack of awareness of the facts in question, subject to the Disclosed Information and the information contained in this Agreement.

9.7.2

The Sellers may only be released from their obligations to indemnify the Purchaser in connection with a Claim as a result of those elements disclosed in the Disclosed Information or in this Agreement, provided that nothing in the Disclosed Information or this Agreement shall be deemed to constitute a valid disclosure, unless the disclosure they contain is identified with sufficient particularity so that the Purchaser may properly estimate the nature and extent of the disclosure without any further inquiries.

9.8	Survival of Representations, Warranties and Reduction

9.8.1

The Sellers’ Warranties made in relation to 7.3.17 (Labor and Employment matters) and 7.3.20 (Tax Matters) as well as the Fundamental Representations shall survive the Closing and shall continue to be in full force and effect until the expiry of a thirty (30) calendar day period following the expiration of the applicable statutes of limitations.

9.8.2

The Sellers’ Warranties other than those referred to in Section 9.8.1 shall survive the Closing and shall continue to be in full force and effect during a period of thirty-six (36) months starting from the Closing Date. Any Claim Sellers’ Warranties other than those referred to in Section 9.8.1 filed more than thirty (30) Business Days after the expiry of such period shall be null and void.

9.8.3

The expiration of any such Sellers’ Warranties, however, shall not affect any Claim if such Claim has been notified to the insurer under the W&I Insurance Policy and to the Sellers’ Agent in accordance with Section 9.4 prior to such expiration.

9.8.4

Should a Claim, although timely filed in accordance with this Section 9.8, not give rise to any agreement between the Purchaser and the Sellers’ Agent or to arbitration or court proceedings initiated in accordance with Sections 9.5 and 15 within nine (9) months as from the notification of the Claim to the Sellers’ Agent in accordance with Section 9.4, then the Claim shall lapse and the Purchaser shall no longer be allowed to claim a Reduction in connection with the subject-matter of such Claim.

9.9	Information to be provided to the Sellers’ Agent

The Purchaser shall give, and shall procure that any relevant member of the Purchaser’s group gives, to the Sellers’ Agent and/or the Sellers’ advisers, all information, documents and assistance, including access to premises and personnel at usual office hours, and the right to examine and copy any accounts, documents and records, all to the extent related to the matter of the Claim in question and as the Sellers’ Agent or any of its advisers may reasonably request and subject to appropriate arrangements being made to maintain commercial confidentiality and privilege, all on the condition that such information and assistance shall not significantly adversely impact the Purchaser and the Company and its operations.

9.10	Insurance – Subsequent Recovery

If the Sellers have paid a Reduction in discharge of any Claim or Tax Claim and subsequently the Purchaser or the Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a Third Party a sum which indemnifies or compensates the Purchaser or the Company (in whole or in part) for the loss or liability which is the subject matter of the Claim or Tax Claim, the Purchaser shall procure that all steps are taken as the Sellers may reasonably require to enforce such recovery and shall, or shall procure that the Company shall, pay to the Sellers as soon as practicable after receipt an amount equal to (i) any sum recovered from the Third Party less any costs and expenses incurred in obtaining such recovery less any Taxes attributable to the recovery after taking account of any Tax Relief available in respect of any matter giving rise to the claim or if less (ii) the amount previously paid by the Sellers to the Purchaser less any Taxes attributable to it.

9.11	No Excess Value Recovery – No Punitive Damages

9.11.1

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Loss or series of Losses having the same origin, regardless of whether more than one Claim arises in respect of it.

9.11.2

The Sellers will not be liable under this Agreement for, and in no event shall the Purchaser be entitled to recover or make a Claim for, any amounts in respect of: (i) consequential damages, (ii) special damages, (iii) incidental damages, (iv) indirect damages, and (v) punitive damages.

9.12	No Double Counting

Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have no right to bring a Claim hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in: (i) the Accounts, (ii) the calculation of the Initial Purchase Price, or (iii) the calculation of the Purchase Price as adjusted in accordance with Section 3 and as agreed between the Purchaser, on the one hand, and the Sellers’ Agent, on the other hand, on account of any matter forming the basis for such Loss or alleged Loss.

9.13	Exclusive Remedy

Except in the case where a Party seeks to obtain specific performance, from and after the Closing Date, the sole and exclusive remedy available to the Parties with respect to any and all Claims relating to the subject matter of this Agreement (including the sale of the Acquired Shares and the other transactions contemplated by this Agreement) will be to bring a Claim under the indemnification provisions set forth in this Section 9. The Parties waive, from and after the Closing Date, to the fullest extent permitted under all applicable Law of any relevant jurisdiction, any and all rights, claims and causes of action, they may have against each other relating to the subject matter of this Agreement, the Acquired Shares, any of the transactions contemplated by the Transaction Documents, or their decision to enter into this Agreement, arising under or based upon any applicable Law or legal theory of any jurisdiction.

9.14	Contingent Liabilities

For the avoidance of doubt, no Party will be required to make payment or otherwise indemnify the other Party for any contingent liability until such contingent liability becomes due and payable. No Claim may be made for Loss that would be capable of giving rise to a Claim to the extent that: (i) an accrual, provision or reserve has been made in the Accounts for it; or (ii) such amount is incorporated into the calculation of the Purchase Price.

9.15	Access to Records

9.15.1

Until the tenth (10th) anniversary of the Closing Date, the Purchaser shall not, and shall not permit the Company to, destroy or otherwise dispose of any of the Books and Records of the Company existing as of the Closing Date, except with the prior written consent of the Seller’s Agent, which consent shall not be unreasonably withheld.

9.15.2

During the abovementioned ten (10) year period, the Purchaser shall, give, and shall cause the Company to give, the Sellers’ Agent and the Sellers’ advisers, auditors and representatives (subject to customary confidentiality undertakings) reasonable access, during normal business hours, to all such Books and Records, and permit the Seller’s Agent and the Sellers’ advisers, auditors and representatives to examine, make extracts from and, at its expense, copy such Books and Records at any time during normal business hours to the extent that the related information is reasonably required (i) by the Seller’s Agent in connection with any audit, control, investigation or similar proceeding brought by or involving a Governmental Authority or (ii) by the Sellers to enable to them to prepare their tax returns and financial statements.

9.16	Payments

9.16.1

Wherever in this Agreement provision is made for payment by one Party to another, such payment shall be made in Euro and be effected by crediting by wire transfer and in immediately available funds the account of the relevant Party on or before the due date of payment.

9.16.2

Where any Party defaults in the payment when due of any sum payable by virtue of this Agreement, the liability of such Party shall be increased to include an amount equal to interest on such sum from the date when payment is due to the date of actual payment at an annual rate of three per cent (3%) per annum. Such interest shall accrue from day to day and be compounded annually and shall be payable without prejudice to any other remedy available to the other Party in respect of such default.

9.17	Liability of each Party

Unless otherwise expressly specified hereunder (including in paragraphs (i) to (iii) of the Parties section on page 1 of this Agreement and in Section 14.6), the liability of the Parties under this Agreement shall be several and not joint (conjointe et sans solidarité), each Seller being liable only for its own obligations and in proportion to its Portion.

9.18	Confidentiality – Public Announcements

9.18.1

The existence, purpose and content of this Agreement are confidential. Consequently, each Party undertakes not to disclose to any third party any information relating to the Transaction, the terms and conditions of this Agreement or the transactions contemplated herein and each Party shall take all appropriate actions to keep such information confidential, except:

(i)

to allow either Party to comply with any legal or statutory requirement to make any announcement or to provide information to any Governmental Authority or to any of its labor representatives or committees;

(ii)	to its Affiliates, limited partners, managers, advisers and statutory auditors;

(iii)	in case of a dispute arising out of or in connection with this Agreement, to the relevant jurisdiction; or

(iv)	with the prior written approval of the Purchaser and the Sellers’ Agent.

The restrictions contained in this Section 9.18.1 shall remain in full force and effect during a period of five (5) years as from the date hereof.

9.18.2

The confidentiality agreement entered into between the Purchaser and the Company on September 30, 2025 (the “Confidentiality Agreement”), and applicable to the Purchaser’s and the Company’s respective shareholders, shall remain in full force up to the Closing Date, it being agreed that should Closing not take place, such confidentiality agreement shall remain in force until its contractual termination date.

9.18.3

Besides, pending Closing and for a period of five (5) years thereafter, no publicity, public announcement, press release, or disclosure regarding this Agreement or the transactions contemplated herein shall be made without the prior written consent of the Purchaser and the Sellers’ Agent on the time, form and content of such public announcement, release or disclosure, which consent shall not be unreasonably withheld or delayed.

9.18.4

No disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Sellers or the Purchaser without the prior written approval of the Purchaser and the Sellers’ Agent (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) provided that these restrictions shall not apply to any disclosure or announcement if required by any Law or Governmental Authority. Notwithstanding the foregoing, the Sellers acknowledge that the Purchaser, as a publicly-traded company in the United States, has regulatory and reporting requirements which include the filing of this Agreement ; certain information can be redacted but the Purchaser will not be authorized to redact certain categories of information, including the financial aspects of the Transaction. The Sellers each fully consent to the Purchaser's compliance with all regulatory and reporting requirements.

10.	W&I INSURANCE POLICY

10.1

The Purchaser shall subscribe, at the latest on the Closing Date, a “buy-side” warranty and indemnity insurance policy (the “W&I Insurance Policy”) covering those Losses for which the Sellers may be liable under Section 9 and which the insurer agreed to cover, including any Loss resulting from (i) any breach or inaccuracy of the Sellers’ Warranties (including the Fundamental Representations and the representations and warranties relating to Tax Matters and to labor, employment and social security matters), and (ii) any breach of the covenants and undertakings of the Sellers under this Agreement.

10.2

The W&I Insurance Policy shall (i) provide for a limit of liability at least equal to 1.600.000 euros, and in any event not lower than the amount set forth in Section 9.3.2, (ii) remain in force for periods at least equal to the survival periods set forth in Section 9.8, (iii) provide for a retention not exceeding the amount set forth in Section 9.3.1(ii), and (iv) provide that the insurer irrevocably waives any right of subrogation, contribution or recourse against the Sellers, save in case of fraud (dol) of the relevant Seller. The Purchaser shall not, without the prior written consent of the Sellers’ Agent, agree to any amendment, waiver or termination of the W&I Insurance Policy which would adversely affect the Sellers, and shall deliver a copy of the W&I Insurance Policy to the Sellers’ Agent no later than the Closing Date. The Purchaser shall also deliver to the Sellers’ Agent, on the Closing Date, evidence that the W&I Insurance Policy has been duly subscribed and is in force, the entry into force of the W&I Insurance Policy on the signing of this Agreement being a Condition Precedent in accordance with Section 4.1.1(ii).

10.3

Save in case of fraud (dol) of a Seller: (i) the Purchaser shall first seek indemnification of any Loss under the W&I Insurance Policy; (ii) the Sellers shall have no liability for any Loss in case of absence, insufficiency, expiry, termination or refusal of coverage of the W&I Insurance Policy solely due to the Purchaser's termination or material breach of such W&I Insurance Policy, the W&I Insurance Policy being deemed, for the purposes of this Agreement, to have been subscribed in compliance with Sections 10.1 and 10.2. The Sellers have been provided with a copy of the W&I Insurance Policy and are thus fully aware, and accept, the terms and conditions (including the exclusions) of such Policy, whose terms and conditions (and exclusions) were determined based solely on the information provided by the Sellers to the Purchaser and its advisors during the DD Investigation.

10.4	Any payment made by the insurer under the W&I Insurance Policy shall discharge the Sellers from their obligations and liability under Section 9 up to the amount so paid.

10.5

The Purchaser shall be solely responsible for compliance with the terms of the W&I Insurance Policy (including any notification, mitigation or cooperation obligation) and shall bear the consequences of any breach thereof, without recourse against the Sellers (except to the extent that the assistance of the Sellers shall be required in order for the Purchaser to comply with the provisions of this Section 10.5).

11.	TAXES, COSTS AND EXPENSES

11.1	Any transfer, registration or stamp duty or similar levies that may become payable as a result of the signing of this Agreement or the Closing shall be borne by the Purchaser exclusively.

11.2	The Purchaser shall provide the Sellers’ Agent with evidence of the payment of any such taxes or levies promptly upon request of the Sellers’ Agent in writing.

11.3

Whether or not the transactions contemplated by this Agreement are consummated and except as may otherwise be specifically provided herein, each Party shall bear its own costs and expenses, including fees of legal and other counsel, incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and the consummation of the transactions contemplated hereby. The costs and expenses incurred for or on behalf of the Sellers shall under no circumstances be borne by the Company.

12.	SELLERS’&NBSP;AGENT

12.1	For the purposes of this Agreement, each Seller hereby appoints Mr. Jérôme BOULON (the “Sellers’ Agent”), that accepts, as its representative, in its name and on its behalf, to:

(i)	sign and negotiate all documents required for the completion of the Transaction contemplated herein, as well as any amendment to this Agreement;

(ii)	receive or pay any sums of money which may be due to or by the Sellers under the Transaction and/or this Agreement;

(iii)	manage, settle and otherwise make all decisions with respect to any Claim made in accordance with this Agreement;

(iv)	exercise any rights and perform any obligations which have been specifically entrusted to the Sellers’ Agent hereunder;

(v)	make and receive all notices and make all communications or declarations, to, or on behalf of, the Sellers.

In view of the mutual interest it represents for the Sellers, such power of attorney is irrevocable.

12.2

Each Seller hereby waives the provisions of Article 1611 of the French Code civil and authorizes the Sellers’ Agent to act on its behalf and on behalf of all of the other Sellers under this Section 12.

12.3

Should the Sellers’ Agent be unable to perform its duties to act as Sellers’ Agent, for any reason whatsoever, the Sellers’ Agent will be appointed by the Sellers among themselves. If the Sellers do not reach an agreement within ten (10) Business Days of the Sellers’ Agent has ceased to perform its duties as Sellers’ Agent, then the Sellers’ Agent shall be appointed among the Sellers by the President of the Commercial Court of Paris (Tribunal de commerce de Paris) ruling in summary form (statuant en référé), such ruling being unchallengeable in appeal; notwithstanding the foregoing, the Purchaser shall be entitled to continue to communicate with the current Sellers’ Agent until appointment of the new Sellers’ Agent has been confirmed by the Sellers or by court decision to the Purchaser.

12.4

All acts of the Sellers’ Agent hereunder, in its capacity as the Sellers’ Agent, will be deemed to be acts performed on behalf of the Sellers and not of the Sellers’ Agent individually, and the Purchaser shall not be implicated in any manner in any dispute which might arise between, on the one hand, any Seller(s) and on the other hand, the Sellers’ Agent. The Sellers’ Agent, in its capacity as the Sellers’ Agent, will not have any liability for any amount owed to the Purchaser or any other Person pursuant to this Agreement. The Sellers’ Agent, in its capacity as the Sellers’ Agent, will not be liable to the Company, the Purchaser or any other Person for any liability of a Seller or otherwise, or for anything that it may do or refrain from doing in connection with any transaction contemplated in this Agreement. The Sellers’ Agent, in its capacity as the Sellers’ Agent, will not be liable to the Sellers for (i) any error or judgment, (ii) any act done or step taken or omitted by the Sellers’ Agent in good faith, (iii) any mistake in fact or Law, or (iv) anything that the Sellers’ Agent may do or refrain from doing in connection with any transaction contemplated in this Agreement, except in the case of the Sellers’ Agent’s willful misconduct (faute lourde) as determined by an order of competent jurisdiction which is final, conclusive and binding on the relevant parties without further opportunity for judicial review, challenge or appeal of any kind. The Sellers’ Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it will incur no liability in its capacity as the Sellers’ Agent and will be fully protected with respect to any action taken, omitted or suffered by the Sellers’ Agent in good faith in accordance with the advice of such counsel. The Sellers’ Agent will not, by reason of this Agreement, have a fiduciary relationship in respect of any Seller, except, as the case may be, in respect of amounts received on behalf of the Sellers.

12.5

For the avoidance of doubt, all costs incurred by the Sellers’ Agent on behalf of the Sellers in connection with the execution and implementation of this Agreement shall be borne by the Sellers prorata their respective Portion.

13.	TERMINATION

13.1

This Agreement may only be terminated prior to the Closing in the following cases, by written notice from the terminating Party (acting, for the Sellers, through the Sellers’ Agent) to the other Party:

(i)	at any time, by mutual written agreement between the Purchaser and the Sellers’ Agent;

(ii)

by the Purchaser, if (a) the Sellers have materially breached their obligations under Section 5.1 (Interim Period), (b) the Sellers have failed to deliver the documents referred to in Section 6.2.1 on the Closing Date, or (c) any of the Fundamental Representations proves to be inaccurate, provided in each case that the Purchaser has notified such breach to the Sellers’ Agent in writing, describing it in reasonable detail, and that such breach has not been cured within five (5) Business Days following receipt of such notice; or

(iii)

by the Sellers’ Agent, if the Purchaser has breached any of its obligations hereunder (including its obligation to pay the Initial Purchase Price at Closing) or if any of the representations and warranties of the Purchaser proves to be inaccurate, and such breach has not been cured within five (5) Business Days following receipt by the Purchaser of a written notice from the Sellers’ Agent.

13.2

The termination rights set forth in Section 13.1 are exclusive. Save as provided in Section 13.1, no Party shall be entitled to terminate this Agreement, whether before or after the Closing, and each Party expressly waives, to the fullest extent permitted by applicable Laws, the right to seek the resolution (résolution) of this Agreement, whether by notification or judicially, pursuant to Articles 1224 to 1227 of the French Code civil, without prejudice to its right to seek specific performance (exécution forcée) in accordance with Section 14.2.8 and damages.

13.3

Upon termination in accordance with Section 13.1, this Agreement shall cease to have any effect, without retroactive effect, save for this Section 13, Section 9.18 (Confidentiality – Public Announcements), Section 11 (Taxes, Costs and Expenses), Section 14 (General Provisions) and Section 15 (Governing Law and Jurisdiction), which shall survive. Such termination shall not give rise to any liability of the Company or of the officers, directors or Affiliates of any Party, and shall not relieve any Party from liability for any breach of its obligations committed prior to termination.

13.4

Should this Agreement be terminated by the Sellers’ Agent pursuant to Section 13.1(iii), or should the Closing not occur as a result of a breach by the Purchaser of its obligations hereunder, the Purchaser shall reimburse the Company, upon presentation of the corresponding invoices, for all costs and expenses incurred by the Company in connection with the Transaction, up to a maximum amount of one hundred thousand euros (€100,000), in accordance with section 7 of the Preliminary Offer.

14.	GENERAL PROVISIONS

14.1	Notices

14.1.1

Any demand, notice or communication under this Agreement shall be in writing and delivered by hand with acknowledgment of receipt, sent by registered post with acknowledgment of receipt, by e-mail (provided that in respect of e-mail transmission, the recipient shall have acknowledged receipt of such e-mail transmission), by facsimile transmission (provided that in respect of facsimile transmission, the recipient has not notified the sender within twenty-four (24) hours that all or part of the document is illegible) or notified by a bailiff (huissier de justice) or by any means provided that the acknowledgment of receipt can be proved.

14.1.2	Notices shall be sent to the following addresses:

To the Purchaser:

Address: 4 Industrial Way West, Suite 300, Eatontown, New Jersey 07724 (United States)

Attention: Mr. Dale Foster, Chief Executive Officer

E-mail: [***]

With a copy to:

Fieldfisher LLP

Address: 48 rue Cambon, 75001 Paris (France)

Attention: Christopher Mesnooh and Maxence Robillard

E-mail: [***]

And

To the Seller's Agent (on behalf of all of the Sellers):

Address: [***]

Attention: Mr. Jérôme BOULON

E-mail: [***]

With a copy to:

Cardian Avocats

Address: 21 rue d'Edimbourg, 75008 Paris

Attention: Francine Touchard and François Touchard

E-mail: [***]

14.1.3	All such demand, notice or communication shall be deemed to have been served as follows:

(i)	if delivered by hand, on the date of delivery to the recipient (as evidenced by the acknowledgment of receipt);

(ii)	if sent by registered post with acknowledgment of receipt, on the date of delivery to the recipient (as evidenced by the acknowledgment of receipt);

(iii)	if sent by e-mail, on the date of the acknowledgment of receipt sent by the recipient of such e-mail transmission;

(iv)	if sent by facsimile transmission, on the date of the transmission (unless the recipient has notified the sender within twenty-four (24) hours that all or part of the document is illegible).

14.2	Interpretation

14.2.1	The recitals and Exhibits (as well as any attachment thereto) in this Agreement are incorporated herein by reference and form an integral part hereof.

14.2.2

Unless the context otherwise requires, all references herein to “Section” and “Exhibit” shall be deemed references to a section and/or an exhibit to this Agreement. The descriptive headings to Sections and Exhibits are inserted for convenience purposes only and shall have no legal effect.

14.2.3

Except when used with the word “either”, the word “or” shall have a disjunctive and not alternative meaning (i.e. where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word “or” shall be deemed to include the word “and”).

14.2.4	Whenever used in this Agreement:

(i)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(ii)	the words “hereof”, “herein” and similar words shall be construed as references to the Agreement as a whole and not just the particular Section or subsection in which the reference appears;

(iii)	definitions shall apply to both the singular and plural forms of the terms defined;

(iv)

the words denoting one gender include all genders, words denoting individuals or Persons include corporations and trusts and vice versa, and words denoting the whole include a reference to any part thereof; and

(v)	any reference to a specific time of day shall be to local time in Paris (France).

14.2.5

French legal terms appearing in italics in this Agreement shall prevail, as to their meaning, over the English terms, and over any other possible French translation of those English terms, to which such French legal terms are referring.

14.2.6

If an ambiguity or question of intent or interpretation should arise, no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement or the quality of seller or purchaser under this Agreement, and, accordingly, the Parties hereby agree to waive, to the fullest extent permitted by law, the benefit of the provisions of Article 1602 of the French Code civil.

14.2.7	Any agreement or document in French attached to this Agreement or any reference in French to any such agreement or document is valid and shall not require any translation into English.

14.2.8

As an exception to the provisions of Article 1221 of the French Code civil, each Party acknowledges that the other Parties are entitled to seek for the compulsory enforcement of the Agreement, even if it would result in a manifest disproportion between its cost for the debtor of the relevant obligation and the benefit for the complaining Party.

14.3	Calculation of time periods

14.3.1

The provisions of Articles 640 to 642 of the French Code de procédure civile shall be applied to calculate any period of time under this Agreement, provided that the references in article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein.

14.3.2	Time shall be of the essence as regards the performance by each Party of all of its obligations under the Agreement.

14.4	Amendment – Waiver - Extension

14.4.1	No terms of this Agreement may be altered, modified, amended or supplemented except by a written instrument duly signed by all Parties.

14.4.2

A waiver of any term, provision or condition of, or consent granted under this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

14.4.3

No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.4.4

No breach of any provision of this Agreement shall be waived or discharged, except with the express written consent of the relevant Party or Parties benefiting from, and the relevant Party or Parties obliged by, said provision(s).

14.4.5

At any time at or prior to the Closing, the Sellers’ Agent and Purchaser may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto. Any agreement on the part of a Party hereto to any such extension shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

14.5	Invalidity – Entire agreement

14.5.1

In the event that any provision of this Agreement is or becomes invalid, illegal, inapplicable or unenforceable, such invalidity, inapplicability, illegality or enforceability shall not, to the extent possible, affect the validity, applicability, legality and enforceability of any other provision of this Agreement. In such case, the Parties will negotiate in good faith in order to substitute, if possible, the relevant invalid, inapplicable, illegal or unenforceable provision with a valid, applicable, legal and enforceable provision corresponding to the original provision.

14.5.2

The Agreement (including the Exhibits hereto and the documents referred to herein (including, for the avoidance of doubt, the Confidentiality Agreement) constitutes the entire agreement among the Parties and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they are related in any way to the subject matter hereof, including the Preliminary Offer.

14.6	Substitution – Assignment - Restructuring

The Purchaser may at any time prior to the Closing Date, be replaced in its rights and obligations provided herein, by any of its Affiliates (the “Substituted Company”), subject only to notifying the Sellers’ Agent in writing at least five (5) days prior to the Closing Date. Upon such assignment, the Substituted Company shall become a Party hereto and shall be deemed to be the Purchaser for all purposes hereunder, it being specified however that notwithstanding the above, the Purchaser shall remain jointly and severally liable with the Substituted Company for all obligations imposed on the Purchaser/Substituted Company hereunder.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Agreement and any contractual or non-contractual obligation arising out of or in connection with this Agreement shall be governed by and construed in accordance with French law.

15.2

Any dispute arising out of or in connection with this Agreement, including in relation to its existence, validity, interpretation, performance, termination and consequences, shall be submitted to the exclusive jurisdiction of the Tribunal des activités économiques de Paris, including in case of summary proceedings (référé), interim or protective measures, third-party claims (appel en garantie) or plurality of defendants.

[SIGNATURE ON THE NEXT PAGE]

As an express agreement, the Parties have agreed to sign this Agreement electronically, in accordance with the provisions of articles 1366 et seq. of the French Civil Code, via the www.docusign.com service. The Parties acknowledge this electronic signature as having the same value as their handwritten signature.

For the SELLERS:

/s/ Jérôme BOULON ______________________________________ Jérôme BOULON	/s/ Delphine DUCASTEL BOULON ________________________________________ Delphine DUCASTEL BOULON
/s/ Samer FRANGIÉ _______________________________________ Samer FRANGIÉ	/s/ Damien LAHBIB _______________________________________ Damien LAHBIB
/s/ Valentine BOULON _______________________________________ Valentine BOULON	/s/ Félicie BOULON _______________________________________ Félicie BOULON
/s/ Camille DUCASTEL _______________________________________ Camille DUCASTEL	/s/ Valentine BOULON _______________________________________ [***] represented by Valentine BOULON
/s/ Lise LEROY _______________________________________ Lise LEROY	/s/ Jérôme BOULON _______________________________________ SI BEMOL represented by Jérôme BOULON, its President
/s/ Samer FRANGIÉ _______________________________________ BouElHen represented by Samer FRANGIÉ, its President	_______________________________________

For the PURCHASER:

/s/ Dale Foster

_______________________________________________

CLIMB GLOBAL SOLUTIONS

Represented by: Mr. Dale Foster

Its: Chief Executive Officer

List of Exhibits

Exhibit A	Definitions
Exhibit C	Allocation of the Securities between the Sellers
Exhibit D	Index of the Data Room
Exhibit 6.2.1(iv)	Resignation letters
Exhibit 6.2.1(xi)	List of the contracts containing change of control provisions
Exhibit 6.2.2(ii)	KYC documents of the Purchaser
Exhibit 6.2.6	Remuneration and benefits of the Key Managers
Exhibit 7.3.8	Leased Property
Exhibit 7.3.11	Material Contracts
Exhibit 7.3.17	List of the Employees

EXHIBIT A

DEFINITIONS

Part A – General Definitions

For the purposes of this Agreement, terms starting with a capital letter shall have the meaning specified or referred to below:

“Accounting Principles”

means (a) the specific principles listed in Part C of this Exhibit A ; (b) to the extent not covered by (a), the accounting policies, principles, practices, techniques, categorizations, evaluation rules and procedures, methods and bases adopted in the preparation of the combined balance sheet pertaining to the Company as set out in the Accounts as at 31 December 2025, to the extent that they are consistent with French GAAP valid at 31 December 2025 ; and (c) to the extent not covered by (a) or (b), French GAAP valid at 31 December 2025.

“Accounts”	Means the audited accounts of the Company (including balance sheet, profit and loss account, annexes and notes thereto) as at and for the period ended December 31, 2025.
“Accounts Date”	means December 31, 2025;
“Acquired Shares”	has the meaning set forth in paragraph D of the recitals;
“Acquired Shares Notification”	has the meaning set forth in paragraph D of the recitals;
“Affiliate”	means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediates, Controls, is Controlled by or is under joint Control with, such Person.
“Agreement”	means this sale and purchase agreement, including its recitals and its Exhibits.
“Anti-Bribery Laws”	means all applicable anti-bribery, anti-corruption and transparency laws in each jurisdiction in which the Company operates or conducts its business.
“Books and Records”

means the statutory books and books of account of the Company as well as the contracts, books, registers, minutes, or other documents or written data maintained by the Company within the frame of its activities.

“Boulon Sellers”	has the meaning set forth in paragraph (i) of the Parties section on page 1 of this Agreement.
“Business”	means the business operated by the Company;
“Business Day”	means any day, except Saturday, Sunday or any day on which banks are generally not open for business in France.
“Business Plan”	means the budget as prepared by the Sellers for the year ended December 31, 2026 and other information of the Company.
"Cash"

means, as at the Closing Date and as presented in the Closing Accounts, the aggregate of (i) the cash at bank and in hand (disponibilités) and cash equivalents of the Company and (ii) the marketable securities (valeurs mobilières de placement) of the Company, in each case as presented on the balance sheet of the Company and determined in accordance with the Accounting Principles and in accordance with the Preliminary Offer. For the avoidance of doubt, all assets included in the Cash shall not be included in the Net Working Capital and vice versa

“Claim”	has the meaning set forth in Section 9.4.1.
“Closing”	has the meaning set forth in Section 6.1.
“Closing Accounts”	means the balance sheet of the Company as at the Closing Date to be prepared using procedures consistent with the Accounting Principles.
“Closing Adjustment”

means the amount, positive, negative or nil, determined on the basis of the Net Cash Position as follows, in accordance with the Preliminary Offer: (i) if the Net Cash Position is lower than two million five hundred and sixty-five thousand euros (€2,565,000), the Closing Adjustment shall be a negative amount equal to the difference between €2,565,000 and the Net Cash Position; (ii) if the Net Cash Position is higher than two million eight hundred and thirty-five thousand euros (€2,835,000), the Closing Adjustment shall be a positive amount equal to the difference between the Net Cash Position and €2,835,000; and (iii) if the Net Cash Position is equal to or higher than €2,565,000 and equal to or lower than €2,835,000, the Closing Adjustment shall be nil.

“Closing Date”	has the meaning set forth in Section 6.1.
“Closing Statement”	has the meaning set forth in Section 3.1.1.
“Company”	has the meaning set forth in paragraph B of the recitals.
“Company-Owned IP”	means any IP Rights owned by the Company.
“Condition(s) Precedent”	has the meaning set forth in Section 4.1.1.
“Confidentiality Agreement”	has the meaning set forth in Section 9.18.2.
“Control”

has the meaning set forth in paragraphs I and II of Article L. 233-3 of the French Code de commerce, it being specified that, for the avoidance of doubt, a general partner / management company (société de gestion) is deemed to Control a limited partnership / fonds professional de capital investissement and a fund advised or managed, directly or indirectly, by an entity shall also be deemed to be Controlled by such entity.

“Data Room”

means all the documents and information relating to the Company made available to the Purchaser and/or its counsel, accountants or other advisers: (i) in the password protected electronic data room accessible through the website of "Ideals" between August 3, 2026 and October 1, 2026, the content of which is listed in Exhibit D, (ii) in the written management presentations provided to the Purchaser. It is agreed that a copy of the index and of the Data Room, along with the written management presentations and written answers provided to the Purchaser during the DD Investigation process, will be burnt on one authenticated DVD, with one (1) DVD for each Party deemed to be attached as Exhibit D.

“Disagreement Notice”	has the meaning set forth in Section 3.2.2.
“Disclosed Information”	has the meaning set forth in Section 7.2.
“Disclosure Letter”	means the letter delivered by the Sellers to the Purchaser on the date of this Agreement containing disclosures in respect of the Sellers’ Warranties.
“DD Investigation”	has the meaning set forth in paragraph G of the recitals.
“Early Repayment Costs”	has the meaning set forth in Section 2.1.3.
“Employees”	has the meaning set forth in Section 7.3.17.
“Employee Savings Plans”	has the meaning set forth in Section 7.3.17(xi)
“Estimated Closing Adjustment”	has the meaning set forth in Section 2.2.2.
“Estimated Closing Adjustment Statement”	has the meaning set forth in Section 2.2.1.
“Exhibit”	means any exhibits of this Agreement.
“Fairly Disclosed”

means the documents, material, information, and detailed answers provided to the Purchaser in writing, in relation with the Company disclosed in all material respects to the Purchaser and/or its representatives, and/or its advisors, either in the Agreement, the Exhibits or in the Data Room, all in such manner so to allow an experienced and diligent Person and/or its advisors to identify the relevant facts, nature and/or scope of the matters disclosed, without such Person being required to conduct any further investigation.

“Financial Debt”	has the meaning set forth in Section 2.1.3.
“Frangié Sellers”	has the meaning set forth in paragraph (ii) of the Parties section on page 1 of this Agreement.
“French GAAP”	means the applicable requirements of the French Commercial Code, together with French generally accepted accounting rules, methods and principles, in each case as at the date of the relevant accounts.
“Fundamental Representations”	means the Sellers’ Warranties set forth in Sections 7.3.1 (Sellers’ Authority), 7.3.2 (Company; Reorganization) and 7.3.3 (Securities).
“Governmental Authority”

means any government or governmental entity, whether national, local, foreign, or supranational, including any “autorité administrative indépendante”, securities exchange agency, and other governmental agency or authority regulated by Law.

“Governmental Authorizations”	means any authorization, permit, license or other type or authorization issued by a Governmental Authority in relation with the operation of the Business.
“Guarantee”	means any guarantee, joint undertaking (caution, aval), comfort letter or letter of credit.
“Guaranteed Period”	has the meaning set forth in Section 6.2.6.
“Indebtedness”

means, as at the Closing Date and as presented in the Closing Accounts, the aggregate amount of the bank loans and borrowings (emprunts et dettes auprès des établissements de crédit) of the Company, including accrued interest thereon, as presented on the balance sheet of the Company, determined in accordance with the Accounting Principles and in accordance with the Preliminary Offer. For the avoidance of doubt: (i) the Indebtedness shall not include any other liability of the Company (including the shareholders’ current accounts, which shall be repaid prior to Closing in accordance with Section 2.1.3, the Early Repayment Costs, the Sellers’ W&I Share, the Transaction Expenses, provisions, trade payables and tax and social liabilities, which, to the extent they constitute liabilities presented on the balance sheet of the Company, are taken into account in the Net Working Capital); and (ii) all liabilities included in the Indebtedness shall not be included in the Net Working Capital and vice versa.

“Individual Seller”	means each Seller who is a natural person.
“Independent Expert”

means Deloitte France, provided that Deloitte France is willing and able to act as for the purposes of Section 3.4. If Deloitte France is unwilling or unable to act, the Sellers’ Agent and the Purchaser shall seek to agree in writing on a replacement accounting firm of international reputation, with offices in both France and the United States, within ten (10) Business Days of a written request to that effect by either of them. Failing such agreement within that period, such replacement firm shall be appointed by the President of the Tribunal des activités économiques de Paris, ruling in summary form (statuant en référé), at the request of the most diligent Party.

“Initial Purchase Price”	has the meaning set forth in Section 2.1.1.
“Interim Period”	has the meaning set forth in Section 5.1.
“IP Rights”

means all industrial and intellectual property rights, including registered trademarks, service marks, patents, unregistered and registered design rights, applications for and the right to apply for any such rights, domain names, inventions, know-how, trade secrets, unregistered trademarks, unregistered service marks, trade and business names, copyrights/droits d'auteur, design rights, databases, and rights in databases, broadcast rights, film rights and all other similar proprietary rights which may subsist in any part of the world together with all renewals, extensions and revivals of them whether registered, registrable or otherwise.

“Key Manager”	has the meaning set forth in Section 6.2.6.
"Knowledge of the Sellers"

means, where any statement in the Sellers' representations and warranties is qualified by the expression "to the best Knowledge of the Sellers" or any similar expression, the Sellers shall be deemed to have knowledge of : (i) anything of which the Sellers have actual knowledge ; (ii) anything of which the Sellers ought reasonably to have knowledge given their particular respective positions in and responsibilities to the Company ; and (iii) anything of which the Sellers would have had knowledge had they made due and careful inquiry of the management immediately before giving such statement.

“Law”	means any law, statute, regulation, rule, ordinance, principle of common law, order or decree of any Governmental Authority in force, fully implemented and enforceable as of the date hereof.
“Leased Property”	has the meaning set forth in Section 7.3.8.
“Licensed IP”	has the meaning set forth in Section 7.3.9.
“Lien”	means any security interest, mortgage, lien, pledge, encumbrance, charge, assignment by way of security or hypothecation, options, preference rights, or similar third-party rights.
“Long Stop Date”	has the meaning set forth in Section 4.3.2.
“Loss”

means any loss, damage and reasonable and documented out-of-pocket expenses (including reasonable out-of-pocket attorneys’ fees) (perte) effectively, actually and directly suffered or incurred by the Purchaser after the Closing Date as a result of a breach of (i) the Sellers’ Warranties or (ii) the Sellers’ covenants made under Section 5.1 (but excluding, for the avoidance of doubt, any loss which is indirect, remote, multiple-based, exemplary or punitive, contingent, potential, unforeseen, consequential, incidental), as characterized by a competent Court.

“Major Decision”	has the meaning set forth in Section 5.1.2
“Material Adverse Change”

means any event, fact or circumstance occurring between the date hereof and the Closing Date which has a material adverse effect on the financial condition or the results of operations of the Company, taken as a whole, resulting in a decrease of the net assets (actif net) of the Company of more than ten percent (10%), excluding any event, fact or circumstance resulting from (i) general economic, political, financial or market conditions, (ii) any change in Laws or accounting principles, (iii) the announcement or the consummation of the Transaction, (iv) any action taken at the request or with the consent of the Purchaser, or (v) any matter Fairly Disclosed.

“Material Contracts”

means the following commercial contracts, to which any the Company is a party or is bound:

(i)         the first ten (10) customers contracts in 2025-2026;

(ii)         the first ten (10) supplier contracts in 2025-2026; and

(iii)         contracts evidencing indebtedness for borrowed money of the Company.

“Net Cash Position”

means the arithmetic total of the Cash, minus the Indebtedness, plus the Net Working Capital (if positive) or minus the absolute value of the Net Working Capital (if negative), in each case as at the Closing Date and as determined in accordance with the Accounting Principles.

“Net Working Capital”

means, as at the Closing Date and as presented in the Closing Accounts, (a) the total current assets of the Company (including inventories, trade and other receivables, prepayments to suppliers, tax and social receivables, research tax credit (CIR) receivables, prepaid expenses and other current assets), excluding the Cash, less (b) the total liabilities of the Company, excluding the Indebtedness, the Early Repayment Costs and the Sellers’ W&I Share, in each case as presented on the balance sheet of the Company and determined in accordance with the Accounting Principles and in accordance with the Preliminary Offer, and excluding any deductions related to debt issuance costs. For the avoidance of doubt: (i) all assets and liabilities included in the Net Working Capital shall not be included in the Cash or in the Indebtedness and vice versa; and (ii) no provision for risks and charges (provisions pour risques et charges) shall be included in the Net Working Capital.

“Objection Notice”	has the meaning set forth in Section 9.4.6.
“Order”	means any order, injunction, judgment or decree enacted, adopted, promulgated or applied by any Governmental Authority.
“Ordinary Shares”	has the meaning set forth in paragraph C of the recitals.
“Parties”	has the meaning set forth on page 1 of this Agreement.
“Pending Recruitment”	has the meaning set forth in Section 7.3.17(iii)(e).
“Permitted Transfer”	has the meaning set forth in Section 5.1.1(ii).
“Person”

means any individual, “fonds commun de placement” or partnership, corporation, association, limited liability company, joint-stock company, trust, joint-venture, unincorporated organization, Governmental Authority or any other entity (whether or not they have separate legal personality).

“Personal Information”

means in addition to any definition provided by Privacy Laws or by the Company for any similar term (e.g., “personally identifiable information,” “protected health information,” “PHI” or “PII”) in the Company privacy policy or other public-facing statement, all information (alone or jointly with other information in the possession of the Company) that is capable of being associated with an individual person or device. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Personal Property”	has the meaning set forth in Section 7.3.7.
“Portion”

means, with respect to a Seller, the portion of the Purchase Price or of any other payment to which such Seller is entitled to under the Agreement (either as a percentage or as a figure, as relevant) such Seller is entitled to receive as set forth in the Sellers’ Portion Notification.

“Preliminary Offer”	has the meaning set forth in paragraph F of the recitals.
“Preliminary Statement”	has the meaning set forth in Section 3.1.1.
“Privacy Laws”

means any regulation, law or decree concerning privacy, including but not limited to (a) the General Data Protection Regulation (Regulation n° 2016/679 and any implementing laws thereto (as applicable); and (b) applicable codes of practice and/or guidance issued by or with the approval of a data protection authority (for example, the Commission Nationale de l’Informatique et des Libertés in France) or any trade association or body of which the Company or its Subsidiaries is a member.

“Proceeding”

means any action, audit, hearing, investigation, claim, litigation or suit (whether civil, administrative, or criminal) commenced, brought, or conducted by or before any Governmental Authority or arbitrator.

“Purchase Price”	has the meaning set forth in Section 2.1.1, i.e. the Initial Purchase Price as adjusted, as the case may be, in accordance with Section 3.
“Purchaser”	has the meaning set forth on page 1 of this Agreement.
"Purchaser's Pivot Account"	means the pivot bank account opened by Fieldfisher LLP in the name of the Purchaser for the purpose of facilitating the transfer of funds by wire transfer to the Sellers' Lawyers' Pivot Account.
“Receipt Date”	has the meaning set forth in Section 3.1.2.
“Receivables”	has the meaning set forth in Section 7.3.6.
“Reduction”	has the meaning set forth in Section 9.2.
“Reorganization”	has the meaning set forth in Section 7.3.2(ix).
“Reorganization Indemnity”	has the meaning set forth in Section 9.3.3.
“Returns”	has the meaning set forth in Section 7.3.20.
“Section”	means a section of this Agreement.
“Securities”	has the meaning set forth in paragraph C of the recitals.
“Sellers”	has the meaning set forth on page 1 of this Agreement.
“Sellers’ Agent”	has the meaning set forth in Section 12.1.
“Sellers' Lawyers' Pivot Account”	means the bank account jointly opened in the names of the Sellers whose details will be provided to the Purchaser at least five (5) Business Days prior to Closing.
“Sellers’ Portion Notification”	has the meaning set forth in Section 2.3.1.
“Sellers’ Warranties”	has the meaning set forth in Section 7.1.
“Sellers’ W&I Share”	has the meaning set forth in Section 2.1.4.
"Social Protection Schemes"	has the meaning set forth in Section 7.3.17(x).
“Substituted Company”	has the meaning set forth in Section 14.6.
“Tax Claim”	means any Claim relating to Taxes.
“Tax Relief”	means any loss, relief, allowance or credit in respect of any Tax or any deduction in computing income, profits or gains for the purposes of any Tax or any right to repayment of Tax.
“Taxes”

means all statutory taxes, whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value, sales and use tax, or other reference and local or municipal imposition, customs, duties, contributions and levies (including social security contributions and employment and payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax otherwise), and any related interest or penalties, imposed by any Governmental Authority, as well as any payment made on account or in respect of Tax pursuant to an agreement.

“Third Party”	means any Person other than a Party or the Parties.
“Third Party Claim”	has the meaning set forth in Section 9.5.
“Transaction”	has the meaning set forth in Section 1.
“Transaction Documents”	means this Agreement (including its Exhibits), and any other documents to be entered into from time to time between the Sellers, the Purchaser and/or the Company in accordance thereto.
“Transaction Expenses”

means: (i) all retention, change in control, transaction and similar bonuses and payments and severance payments and benefits, payable to any current or former employee, director, officer, consultant or independent contractor of the Company arising solely in connection with or otherwise related to the consummation of the Transaction, including the employer portion of all payroll, social Tax, unemployment or similar Tax payable by the Company with respect thereto (calculated as if such amounts were paid on the Closing Date), except that Transaction Expenses will exclude: (a) costs and expenses paid by the Sellers (including the Company) prior to or as at the Closing Date; (b) costs and expenses contemplated to be paid by the Purchaser pursuant to this Agreement.

“W&I Costs”	has the meaning set forth in Section 2.1.4.
“W&I Insurance Policy”	has the meaning set forth in Section 10.1.

Part B – Specific accounting principles to be used in preparing the Closing Accounts

1.         The Closing Accounts shall be prepared as at the Closing Date.

2.         The Closing Accounts shall be prepared as if the Closing Date represents a Tax and financial year end for the Company. A hard close of the accounting records shall be performed including detailed analysis of prepayments and accruals, cut-off procedures, reconciliation of balance between the Company and the Sellers and other year-end adjustments, but subject always to any specific requirements of the Accounting Principles and policies set out in this schedule.

3.         For the purposes of the Closing Accounts, the Closing Date shall also be treated as the end of a Tax accounting period. Full provision shall be made in the Closing Accounts for corporate income Taxes and operating Taxes of the Company in respect of (as the case may be) income, profits or gains earned, accrued or received on or before the Closing Date and any event which occurs or occurred on or before he Closing Date, including with respect to uncertain Tax situations.

4.         The value of any liability recorded immediately prior to the Closing Date shall only be released if and to the extent that either: (i) the amount related to such liability has been paid immediately prior to the Closing Date; or (ii) the reduction in the value of the liability is required to reflect a change in circumstances occurring prior to the Closing Date.

5.         No item shall be excluded from the Closing Accounts on the basis of materiality.

6.         For the purpose of the Closing Accounts, no assets that were previously classified as either tangible or intangible assets shall be reclassified as current assets.

7.         The Closing Accounts shall reflect adjusting events occurring after the Closing Date but before the date on which the draft Closing Accounts are delivered to the Sellers in accordance with Section 3 (the “Cut-off Time”), to the extent that these provide additional evidence of conditions that existed at the Closing Date. No regard shall be given to information available after the Cut-off Time.

8.         No asset or liability shall be included in the Closing Accounts in relation to deferred Taxes.

9.         The Closing Accounts shall be expressed in Euros. Any amounts which are to be included in any such calculation which are expressed in a currency other than Euros shall be converted into Euros in accordance with the Accounting Principles.

10.         No amount shall be included in the Closing Accounts more than once or in a manner which results in double counting in respect of the same asset or liability or item and no minimum materiality shall apply.

11.         Unpaid transaction related bonuses (including employers’ social contributions) and transaction related fees shall be fully accrued in the Closing Accounts. Such liabilities, to the extent payable by the Company, shall be included in the Net Working Capital as liabilities.

EXHIBIT C

ALLOCATION OF THE SECURITIES BETWEEN THE SELLERS

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

EXHIBIT D

INDEX OF THE DATA ROOM

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

EXHIBIT 6.2.1(iv)

RESIGNATION LETTERS

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

EXHIBIT 6.2.1(xi)

LIST OF THE CONTRACTS CONTAINING CHANGE OF CONTROL PROVISIONS

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

EXHIBIT 6.2.2(ii)

KYC DOCUMENTS OF THE PURCHASER

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

EXHIBIT 6.2.6

REMUNERATION AND BENEFITS OF THE KEY MANAGERS

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

EXHIBIT 7.3.8

LEASED PROPERTY

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

EXHIBIT 7.3.11

MATERIAL CONTRACTS

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

EXHIBIT 7.3.17

LIST OF THE EMPLOYEES

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.